Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

Smith T.M.C., Inc.,

a Georgia corporation,

Jerry O Smith Company, LLC,

a Georgia limited liability company,

J.O.S. Realty, Inc.,

a Georgia corporation,

David Scot Smith,

and

Terminal Door, LLC,

a Delaware limited liability company

May 17, 2024

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A – Form of Smith Employment Agreement

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Intellectual Property Assignment Agreement

Exhibit D – Lease Agreement

Exhibit E – Escrow Agreement

SCHEDULES

Allocation Schedule

Disclosure Schedules

Withholding Schedule

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on May 17, 2024, by and among (a) Smith T.M.C., Inc., a Georgia corporation (“TMC Seller”), Jerry O. Smith Company, LLC, a Georgia limited liability company (“JOS Seller”), J.O.S. Realty, Inc., a Georgia corporation (“JOS Realty Seller” and, together with TMC Seller and JOS Seller, “Sellers”), and David Scot Smith (the “Equityholder” and, together with the Sellers, the “Seller Parties”), on the one hand, and (b) Terminal Door, LLC, a Delaware limited liability company (“Buyer”), on the other hand. Buyer and each of the Seller Parties are collectively referred to herein as the “Parties”.

WHEREAS, Sellers are engaged in the business of trucking terminal renovation, construction, remodeling and maintenance (together with related business functions, the “Business”);

WHEREAS, the Equityholder, as the equityholder of all of the issued and outstanding Seller Securities, will benefit materially from the Transactions and has agreed to enter into this Agreement on the terms and subject to the conditions set forth in this Agreement as a material inducement to Buyer’s entry into this Agreement;

WHEREAS, each Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from each Seller, substantially all of such Seller’s assets used in connection with the Business, on the terms and subject to the conditions set forth herein; and

WHEREAS, each Seller wishes to transfer and assign to Buyer, and Buyer wishes to assume from each Seller, certain specified liabilities of such Seller, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

“$” means the lawful currency of the United States.

“Accounting Firm” has the meaning set forth in Section 2.06(c)(iii).

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding (including any arbitration proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, public or private.

“Adjustment Escrow Account” means an account maintained by the Escrow Agent, into which the Adjustment Escrow Amount will be deposited at the Closing.

“Adjustment Escrow Amount” means $400,000.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Laws relating to Taxes.

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 2.08.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Arbitration Information” means any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder.

“Arbitration Rules” has the meaning set forth in Section 9.15(a).

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i).

“Associate” means, with respect to any Person, any relative of such Person, any entity or business organization in which such Person owns, directly or indirectly, any beneficial interest, or any trust or estate as to which such Person serves as a trustee or in a similar capacity or of which such Person is a beneficiary.

“Assumed Accounts Payable” has the meaning set forth in Section 2.03(a).

“Assumed Indebtedness” has the meaning set forth in Section 2.03(c).

“Assumed Indebtedness Amount” means the aggregate amount of Assumed Indebtedness as of the Closing.

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Assumed Liabilities Adjustment Amount” means an amount equal to the aggregate sum of the Assumed Accounts Payable solely to the extent that such Assumed Accounts Payable are directly attributable to (i) transactions with customers of the Business entered into by the Sellers in the Ordinary Course of Business prior to the Closing and for which the Sellers (or one or more Affiliates thereof) have received payment for such associated receivables or (ii) Billed Receivables.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Billed Receivables” means the aggregate sum of Accounts Receivable for which invoices have been delivered to customers in the Ordinary Course of Business, pursuant to which one or more Sellers were entitled to issue invoices and Sellers met (directly or through one or more subcontractors) under the applicable Contract.

“Books and Records” has the meaning set forth in Section 2.01(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Business Names” means all (a) corporate or other entity names, assumed names, fictitious names, trade names or other similar names used by any Seller or any Affiliate of Seller in the Business through the Closing or otherwise contained in the Purchased Assets, (b) all Trademarks contained in any Intellectual Property Assets and (c) all other words, expressions or identifiers of source confusingly similar thereto or constituting any derivation or abbreviation of any of the foregoing.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” means the representations and warranties set forth in any of Section 6.01 (Organization of Buyer), Section 6.02 (Authority of Buyer), Section 6.03 (No Conflicts; Consents) and Section 6.04 (Brokers).

“Buyer Indemnified Party” has the meaning set forth in Section 8.02.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., including all amendments thereto, and all regulations issued thereunder.

“Claim” has the meaning set forth in Section 9.15(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Assumed Indebtedness Amount” means the Assumed Indebtedness Amount, as finally determined pursuant to Section 2.06.

“Closing Assumed Liabilities Adjustment Amount” means the Assumed Liabilities Adjustment Amount as of 12:01 a.m. ET on the Closing Date, as finally determined pursuant to Section 2.06.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Billed Receivables” means the Billed Receivables of Sellers as of 12:01 a.m. ET on the Closing Date, as finally determined pursuant to Section 2.06.

“Closing Repaid Indebtedness” has the meaning set forth in Section 2.06(a).

“Closing Statement” has the meaning set forth in Section 2.06(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law, and in each case, the rules, regulations and guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business competitive with the Business or that would otherwise displace business opportunities of Buyer or any of its Subsidiaries in respect of the Business. For the avoidance of doubt, neither (a) the construction of trucking terminals for Equityholder that will be wholly-owned (directly or indirectly) by Equityholder (individually or together with his spouse and lineal descendants), the ownership of such trucking terminals by Equityholder (individually or together with his spouse and lineal descendants) and the maintenance and leasing of such trucking terminals, nor (b) general construction, ownership and maintenance of residential and non-trucking terminal commercial properties through Equityholder’s real estate holdings companies will be deemed a Competing Business.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 29, 2023, by and between Terminal Maintenance & Construction, Inc., a Georgia Corporation, and Janus International Group, Inc., a Delaware corporation.

“Contract” means any contract, agreement, undertaking, joint venture, arrangement, commitment, instrument, franchise, indenture, lease or sublease, purchase order, license, note, bond or mortgage, in each case, whether written or oral, and together with any amendments, extensions, guaranties, restatements, supplements, waivers or other modifications thereto.

“Data Laws” means Laws applicable to data privacy, data security or personal information, including the Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable to any Seller, the Business or the Purchased Assets.

“Deductible” has the meaning set forth in Section 8.04(a).

“Disclosing Party” has the meaning set forth in Section 9.15(c).

“Disclosure Schedules” means the disclosure schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“EIDL Program” means the Economic Injury Disaster Loan Program established by the United States Small Business Administration.

“Environmental Claim” means any Action, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including Liabilities for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from the actual or alleged: (a) presence, Release of, or exposure to, any Hazardous Materials or (b) non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Law: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, labeling, disposal or remediation of any harmful or deleterious substance. The term “Environmental Law” includes the following (including all amendments thereto, all regulations issued thereunder, and any state analogs): CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, request for information or notice respecting any Environmental Claim.

“Environmental Permit” means any Permit or other similar action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equityholder” has the meaning set forth in the preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder

“ERISA Affiliate” means any entity (whether or not incorporated) that would be treated together with Sellers or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” has the meaning set forth in Section 3.02(a)(vii).

“Escrow Amount” means an amount equal to the sum of the Adjustment Escrow Amount plus the Indemnity Escrow Amount.

“Estimated Assumed Indebtedness Amount” has the meaning set forth in Section 2.06(a).

“Estimated Assumed Liabilities Adjustment Amount” means the estimated Assumed Liabilities Adjustment Amount as of 12:01 a.m. ET on the Closing Date, as set forth in the Pre-Closing Certificate delivered to Buyer pursuant to Section 2.06(a).

“Estimated Billed Receivables” means the estimated Billed Receivables of Sellers as of 12:01 a.m. ET on the Closing Date, as set forth in the Pre-Closing Certificate delivered to Buyer pursuant to Section 2.06(a).

“Estimated Cash Purchase Price” has the meaning set forth in Section 2.06(a).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Final Cash Purchase Price” means the Cash Purchase Price as finally determined in accordance with Section 2.06(c).

“Financial Statements” has the meaning set forth in Section 4.04.

“Fraud” means actual and intentional fraud in the making of any of the representations and warranties set forth in this Agreement.

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement, operating agreement or company agreement and the certificate of formation or articles of organization of a limited liability company, (e) the trust agreement and any documents that govern the formation of a trust, (f) any document similar to any of the foregoing adopted, filed or entered into in connection with the creation, formation, organization or operation of a Person in any jurisdiction and (g) any amendment to any of the foregoing.

“Governing Document Amendment” has the meaning set forth in Section 7.16(b).

“Governmental Authority” means any (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power of any nature, in the case of any of clause (a) through (c), whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

“Governmental Order” means any order, conciliation, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any: (a) material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant, or words of similar import or regulatory effect under Environmental Laws or any of the foregoing to which Liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental Laws, and (b) petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, toxic mold, per- and polyfluoroalkyl substances, 1,4-dioxane, and polychlorinated biphenyls.

“Indebtedness” means, at a particular time, without duplication, with respect to a Person (a) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by such Person (including guaranties in the form of an agreement to repurchase or reimburse), (f) all amounts owing or due under, including any premiums, penalties, termination fees, expenses or breakage costs due upon prepayment of, any interest rate and foreign exchange hedging arrangements upon termination, novation or any assignment and assumption of such arrangements at Closing, (g) any Liabilities of such Person in respect of banker’s acceptances, letters of credit or similar arrangement but, in each case, only to the extent drawn, (h) any obligations under leases (excluding real property leases) which have been or should be, in accordance with GAAP, recorded as capital leases, contingent or otherwise, whether as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a creditor against loss, (i) any indebtedness secured by a Lien on any assets of such Person, (j) factored accounts receivable, (k) any dividends or distributions payable or declared but not yet paid, (l) any deferred revenue, (m) any cash overdrafts or past-due payables, (n) any Liabilities in respect of accrued and unpaid compensation (whether salary, bonus or otherwise) or termination, retention or change in control payments, including the employer’s share of all employment, payroll and similar Taxes or other statutorily required payments payable thereon, (o) any deferred rent obligations, (p) any deferred maintenance, (q) any other debt-like Liabilities or other Liabilities incurred outside of the Ordinary Course of Business and (r) any accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (a) through (q) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations and the termination of all related Liens. For the avoidance of doubt, Indebtedness shall not include any Current Liabilities or Transaction Costs.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Escrow Account” means an account maintained by the Escrow Agent, into which the Indemnity Escrow Amount will be deposited at the Closing.

“Indemnity Escrow Amount” means an amount equal to $600,000.

“Insurance Policy” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (collectively, “Trademarks”), (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, (d) trade secrets and other rights in confidential or proprietary information, including rights in business and technical information, know-how, algorithms, inventions, discoveries, databases, data collections, marketing and business plans, specifications, drawings, models, customer/vendor lists, engineering information, samples, forecasts, techniques, and prototypes, (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models), (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation, (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing and (h) all rights to any Actions of any nature available to or being pursued by any Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreement” means any licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, restrictive covenants and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, (a) relating to any Seller Intellectual Property, or (b) otherwise affecting a Seller’s ability to use, assign, or disclose any Intellectual Property, in each case to which a Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned or purported to be owned by Sellers.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered Trademarks, domain names and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

“Inter-Party Claim” has the meaning set forth in Section 8.07.

“Inventory” has the meaning set forth in Section 2.01(b).

“IRS” means the Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Letter of Intent” means that certain letter, effective as of March 8, 2024, by and between Janus International Group and Terminal Maintenance and Construction, Inc., a Georgia corporation.

“Liabilities” means debts, costs, liabilities, Taxes, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, liquidated or unliquidated, secured or unsecured, undetermined or determinable, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any security interest, pledge, license, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, option, warrant, purchase right, commitment, right of first refusal, grant of a power to confess judgment, conditional sale and title retention agreement (including any lease in the nature thereof), charge, third-party claim, demand, equity, security title, lien, encumbrance or other similar arrangement or interest.

“Losses” means any and all losses, claims, Liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ and consultants’ fees and expenses and all amounts incurred and paid in investigation, defense or settlement of, and of pursuing any insurance providers with respect to, any of the foregoing (including with respect to any Action alleging facts that, if true, would be a breach under this Agreement).

“Material Adverse Effect” means any change, occurrence, event, development, circumstance, condition, violation, inaccuracy, breach, default, failure to comply, change in circumstance, loss, effect, fact, agreement, arrangement, commitment, understanding or obligations which, as a result of the occurrence or existence thereof, individually or in the aggregate with others, has had, or could reasonably be expected to have, a material adverse effect on (a) the operations, results of operations, Liabilities, properties, assets, condition (financial or otherwise) or prospects of Sellers or the Business, or (b) the ability of any Seller Party to perform its obligations under any Transaction Documents in a timely manner; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any natural or man-made disaster or acts of God; (vi) any epidemics, pandemics, disease outbreaks, or other public health emergencies, including COVID-19; or (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, in the case of clauses (i) - (vi) above, any such change, occurrence, event, development, circumstance or condition that has a disproportionate and adverse effect on Sellers or the Business relative to other similarly situated businesses in the industries in which Sellers operate may be taken into account in determining whether there has been or there could reasonably be expected to be a Material Adverse Effect with respect to Sellers or the Business.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Occupied Property” has the meaning set forth in Section 4.09(a).

“Ordinary Course of Business” means the ordinary course of business of Sellers consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” has the meaning set forth in the preamble.

“Paycheck Protection Program” means the Paycheck Protection Program established by the CARES Act.

“Payoff Letters” has the meaning set forth in Section 2.06(a).

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“Permits” means all licenses, permits, franchises, approvals, authorizations, qualifications, clearances, registrations, notifications, declarations, exemptions, certificates of need, accreditations, certifications, participation agreements, consents or orders of, or filings with, any Governmental Authority or any other Person.

“Permitted Liens” means (a) restrictions under applicable securities laws, (b) statutory Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Actions and for which adequate reserves have been recorded in accordance with GAAP, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business on amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets, (d) easements, rights of way, zoning ordinances and other similar encumbrances affecting the real property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, and (e) other than with respect to the real property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment Amount” means the amount (which may be a positive or negative number) by which (a) the Final Cash Purchase Price exceeds or is less than (b) the Estimated Cash Purchase Price.

“Post-Closing Tax Period” means any Tax period (or portion of a Straddle Tax Period) beginning on or after the day after the Closing Date.

“Pre-Closing Certificate” has the meaning set forth in Section 2.06(a).

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Tax Period) ending on or before the Closing Date.

“Privileged Communications” has the meaning set forth in Section 9.18.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(c).

“R&W Cap” means an amount equal to $150,000.

“R&W Policy” means that certain Buyer’s Representations and Warranties Insurance Policy Number 24FULRP-6147-0538, issued by Fidelis Underwriting Limited, together with VALE Insurance Services, LLC (as the underwriter) to Buyer, as named insured.

“Related Party” means, with respect to any Seller, (a) any current or former officer, director, manager, employee, member, equityholder or Affiliate of such Seller, and (b) any Associate of any Person referenced in clause (a) immediately foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” has the meaning set forth in Section 7.14(a).

“Releasee” has the meaning set forth in Section 7.14(a).

“Releasor” has the meaning set forth in Section 7.14(a).

“Representative” means, with respect to any Person, any and all directors, direct and indirect equityholders, managers, officers, employees, controlling Persons, consultants, contractors, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Restricted Event” means any (a) redemption, purchase or acquisition of Seller Securities; (b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements; (c) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits for any reason, including as a result of or in connection with the COVID-19 pandemic; (d) termination or receipt of notice of termination of any Permit; (e) entry into, acceleration, termination, material modification to or cancellation of any Contract, in each case, that would constitute a Material Contract (and in the case of termination or cancellation thereof, but for such termination or cancellation); (f) incurrence, assumption or guarantee of any Indebtedness by any Seller other than unsecured obligations incurred in the Ordinary Course of Business and not otherwise material; (g) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business; (h) cancellation of any Indebtedness or claims or amendment, termination or waiver of any rights constituting the Purchased Assets; (i) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any of the Intellectual Property Assets or Intellectual Property Agreements; (j) material damage, destruction or loss, or any material interruption in use, of any of the Purchased Assets, whether or not covered by insurance; (k) making or committing to make any capital expenditure in excess of $50,000, individually, or $100,000, in the aggregate; (l) incurring or suffering any Lien other than a Permitted Lien on any Purchased Asset; (m) adopting, terminating or changing payments to or benefits under or materially amending any Benefit Plan (or any arrangement that would be a Benefit Plan as of Closing) or taking any action to accelerate the vesting of, or payment of, any payment or benefit under any Benefit Plan or causing the funding or in any other way securing the payment or benefits under any Benefit Plan; (n) entering into any severance, termination, retention, change in control, employment or independent contractor Contract or modifying the terms of or terminating any such existing Contract; (o) granting any increase in the compensation or benefits of any current or former employee, officer, director, retiree, independent contractor or consultant of Sellers or the Business (other than increases in base compensation in the Ordinary Course of Business that do not exceed 3% in the aggregate or 5 % for any individual); (p) making any payment of or agreeing to become obligated to pay any bonus, wage or salary increase, commission, severance or change of control payments or other consideration of any nature whatsoever (other than the payment of existing salary, commissions or consulting fees) to any current or former employee, officer, director, retiree, independent contractor or consultant of Sellers or the Business; (q) the authorization, issuance, sale or other disposition of any equity or equity-based interests of Sellers or the Business, or grant of any options, warrants, phantom interest, profits interests or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests, or modification or amendment of any right of any holder of any such interests; (r) hiring or terminating any current or former employees, independent contractors or consultants of Sellers or the Business, other than a termination due to “cause” or transferring any current or former employee, officer, director, independent contractor or consultant of Sellers or the Business or otherwise causing such current or former employee, officer, director, retiree, independent contractor or consultant of Sellers or the Business to cease to be employed or engaged, or to become employed or engaged, by Sellers or the Business; (s) incurring or suffering any material labor dispute or disturbance; (t) loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of Sellers or the Business; (u) failing to collect any Accounts Receivable in the Ordinary Course of Business, writing off any Accounts Receivable (or any portion thereof), or delaying or otherwise deferring collections of Accounts Receivable for any reason, including, in each case, as a result of or in connection with the COVID-19 pandemic; (v) failing to timely pay any supplier or other creditor any undisputed amount, delaying payment of accounts payable or otherwise deferring expenses; (w) adoption by Sellers of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing by Sellers of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent by Sellers to the filing of any bankruptcy petition against it under any similar Law; (x) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (or in the case of a lease, per annum), or $100,000, in the aggregate (or, in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory in the Ordinary Course of Business; (y) amending or modifying any Contract set forth in the Disclosure Schedules; or (z) entering into a Contract or making a binding commitment to do any of the foregoing or taking any action (or omitting to take any action) that could reasonably be expected to result in any of the foregoing.

“Restricted Territory” has the meaning set forth in Section 7.02(a).

“Restrictive Covenant Period” means a five (5)-year period commencing on the Closing Date.

“Retained Tax” means any Liability for the following (whether such Liability is direct or as a result of transferee or successor liability, joint or several liability, pursuant to any Contract, pursuant to the filing of a Tax return, pursuant to an adjustment by a Governmental Authority or otherwise, and, in each case, whether disputed or not): (a) Taxes of any Seller Party (or any equityholder or Affiliate of any Seller Party) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (b) Taxes that arise out of the consummation of the Transactions, including one-half of any Transfer Taxes, (c) other Taxes of any Seller Party (or any equityholder or Affiliate of any Seller Party) of any kind or description (including any Liability for Taxes of any Seller Party (or any equityholder or Affiliate of any Seller Party) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law) and (d) any penalties for late filing or failure to file any Tax Returns of any Seller Party or related to the Business, the Purchased Assets or Assumed Liabilities in respect of or relating to any Pre-Closing Tax Period.

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Seller Closing Payment” has the meaning set forth in Section 2.05(i).

“Seller Data” means all data, information or database of data or information, in any format or medium, including confidential information, personal information, customer and product data and financial data, in the possession, custody or control of any Seller, or otherwise held or subject to processing on a Seller’s behalf or in the conduct of the Business, or otherwise necessary for the conduct of the Business.

“Seller Fundamental Representations” means the representations and warranties set forth in any of Section 4.01 (Organization and Qualification of Sellers), Section 4.02 (Authority of Sellers), Section 4.03(a) (No Conflicts; Consents), Section 4.08(a) (Title to and Sufficiency of Purchased Assets), Section 4.20 (Taxes), Section 4.22 (Brokers), Section 4.24 (Capitalization), Section 5.01 (Authority of Equityholder), and Section 5.03 (Brokers).

“Seller Indemnified Party” has the meaning set forth in Section 8.03.

“Seller Intellectual Property” means all (a) Intellectual Property Assets, and (b) any other Intellectual Property used in, held or licensed for use in, or necessary for the conduct of the Business as currently, formerly and proposed to be conducted.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Parties’ Law Firm” has the meaning set forth in Section 9.18.

“Seller Securities” means all of the outstanding equity securities of Sellers.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge after reasonable investigation of David Scot Smith.

“Smith Employment Agreement” means the employment agreement attached hereto as Exhibit A, executed at the Closing, by and between Buyer (or an Affiliate thereof), on the one hand, and David Scot Smith, on the other hand.

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Straddle Tax Period” means a taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which, if a (a) corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or, (b) partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company or other business entity.

“Systems” means, collectively, all of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized or software systems and any other networks or systems and related services that are used by or relied on by Sellers in the Business.

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Target Billed Receivables” means $2,400,000.

“Tax” means any and all (a) taxes, charges, fees, levies or other similar assessments or other Liabilities imposed by (or otherwise payable to) any Governmental Authority (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, escheat, unclaimed property (or other escheat), withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or Liabilities of any kind whatsoever and denominated by any name whatsoever), in each case, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and whether or not yet due or payable, and including any interest, fines, penalties, assessments, deficiencies or additions thereto whether dispute or not, and whether or not such Tax shall be existing or hereafter adopted, (b) Liability for amounts described in clause (a) imposed as a result of being a member of an Affiliated Group and (c) Liability for amounts described in clause (a) or (b) of any Person (including any predecessor, deemed or actual) payable as a transferee or successor, by Contract or pursuant to any Law or otherwise.

“Tax Representations” means the representations and warranties set forth in Section 4.20 (Taxes).

“Tax Return” means any applicable return, declaration, report, claim for refund, information return or statement or other document (including any amendment thereto and any related or supporting schedules, statements or information) with respect to any Tax filed (or required to be filed) with the IRS or any other Governmental Authority or Taxing Authority or in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws relating to any Tax.

“Tax Sharing Agreement” means a Contract (or portion thereof), a principal purpose of which is the sharing or allocation of or indemnification for Taxes.

“Taxing Authority” means any Governmental Authority having or purporting to have jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.06.

“Transaction Costs” means (i) any and all fees and expenses (including legal, accounting, broker’s, investment bankers’ and finder’s fees and expenses) incurred by or on behalf of any Seller Party in connection with the planning, structuring, negotiation or consummation of the Transactions, in each case, that remain unpaid immediately prior to the Closing, which Transaction Costs shall include fifty percent (50%) of the cost of the R&W Policy and (ii) severance, including “double trigger” severance, termination or similar payments or benefits, change of control payments or benefits and any transaction, retention, or similar payments or benefits payable to Transferred Employees, including any bonuses or other payments payable in connection with the consummation of the Transactions and any unpaid commission, bonus or similar types of payments, whether or not accrued, in each case prorated from the beginning of the fiscal year through the Closing Date, and in each case including the employer’s share of all employment, payroll and similar Taxes thereon or in connection with the payment and vesting of any equity and equity-based incentives or any other compensatory amounts (“Transferred Employee Payments”); provided, however, that no amounts payable as “double trigger” severance as a result of a Contract entered into between a Transferred Employee and Buyer or one of its Affiliates in connection with this Agreement or after the date hereof will be considered a Transferred Employee Payment.

“Transaction Documents” means this Agreement and the other agreements, documents and instruments contemplated hereby.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 7.11.

“Transferred Employee” has the meaning set forth in Section 7.01(a).

“Treasury Regulations” means the regulations under the Code promulgated by the United States Treasury Department.

“Union” has the meaning set forth in Section 4.19(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

Article II

PURCHASE AND SALE

Section 2.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from each Seller, free and clear of any Liens (other than Permitted Liens), all of such Seller’s right, title and interest in, to and under all of the assets and rights of such Seller that are used or held for use in connection with the Business, whether real, personal or mixed, fixed or current, tangible or intangible (including goodwill), wherever located (other than the Excluded Assets) (collectively, the “Purchased Assets”). The Purchased Assets shall include:

(a)          all accounts or notes receivable held by or for the benefit of any Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)          all inventory, raw materials, packaging, supplies and parts of any Seller(“Inventory”);

(c)          all Contracts of any Seller in respect of or related to the Business (other than the Excluded Contracts), including those set forth in Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d)          all Seller Intellectual Property;

(e)          all Seller Data and Systems;

(f)           all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, parts, computers, computer equipment, telephones and other tangible personal property owned or leased by any Seller (the “Tangible Personal Property”);

(g)          all Permits, including Environmental Permits, which are held by any Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed in Section 2.01(g) of the Disclosure Schedules;

(h)          all rights to any Actions of any nature available to or being pursued by any Seller, whether arising by way of counterclaim or otherwise;

(i)           all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes to the extent included in the determination of the Final Cash Purchase Price) of any Seller to the extent not treated as a Purchased Asset pursuant to Section 2.02(n);

(j)           all rights of any Seller under warranties, indemnities and all similar rights against third parties to the extent related to the Business, any Purchased Assets or any Assumed Liabilities;

(k)          all insurance benefits of any Seller, including rights and proceeds, arising from or relating to the Business, any Purchased Assets or any Assumed Liabilities;

(l)           originals (or where not available, copies) of all books and records of any Seller, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (collectively, “Books and Records”); and

(m)         all goodwill and the going concern value of the Business.

Section 2.02         Excluded Assets. Notwithstanding the provisions of Section 2.01 or any other provision in this Agreement to the contrary, the Purchased Assets shall expressly exclude the following assets (collectively, the “Excluded Assets”):

(a)          the Contracts of any Seller set forth in Section 2.02(a) of the Disclosure Schedules (the “Excluded Contracts”);

(b)          all bank accounts, safe deposit boxes, money market accounts, and similar accounts and depositories of any Seller;

(c)          the corporate seals, organizational documents, minute books, stock books, equity interest records, books of account or other records having to do with the corporate organization of any Seller;

(d)          the Seller Securities and any other equity interests of any Seller (e.g., treasury stock);

(e)          all Benefit Plans (including the insurance contracts and administrative services agreements pertaining to any Benefit Plan) and any assets held pursuant to, or set aside to fund, the obligations of any Seller or any Affiliate of any Seller, under such Benefit Plans;

(f)           the rights which accrue or will accrue to any Seller under the Transaction Documents;

(g)          all cash and cash equivalents held by any Seller;

(h)          all credit cards of any Seller; and

(i)           all insurance policies and rights thereunder except to the extent specified in Section 2.01(k).

(j)           all personnel records or other records that any Seller is required by Law to retain in its possession (provided that copies of such records (to the extent related to the Business or any Transferred Employees prior to Closing) are available and provided to Buyer upon request in accordance with Section 7.04);

(k)          all Privileged Communications;

(l)           all income Tax Returns of any Seller and the related books, records and workpapers related thereto (provided that copies of such books, records and workpapers (to the extent related to the Business or any Transferred Employees prior to Closing) are available and provided to Buyer upon request in accordance with Section 7.04);

(m)         all federal, state and local taxpayer identification numbers or Tax account numbers of any Seller;

(n)          all claims for refund of Taxes attributable to Tax periods (or portions thereof) ending on or prior to the Closing Date to the extent not treated as a Purchased Asset pursuant to Section 2.01(i); and

(o)          the assets, properties and rights specifically set forth in Section 2.02(o) of the Disclosure Schedules.

Section 2.03         Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)          all trade accounts payable of any Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date (other than those with respect to Transaction Costs) and that either are reflected on the Balance Sheet or arose in the Ordinary Course of Business since the Balance Sheet Date and are accurately reflected in the Books and Records (collectively, the “Assumed Accounts Payable”);

(b)          all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing, were incurred in the Ordinary Course of Business and do not arise out of or relate to any failure to perform, improper performance, warranty, breach, default or violation by any Seller Party or any other Person on or prior to the Closing;

(c)          all Indebtedness set forth in Section 2.03(c) of the Disclosure Schedules (the “Assumed Indebtedness”); and

(d)          those Liabilities of Sellers set forth in Section 2.03(d) of the Disclosure Schedules.

Section 2.04         Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of any Seller Party or any other Person of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Seller Parties shall pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)          any Liabilities of any Seller Party arising out of, related to or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the Transactions, including (i) any Transaction Costs and (ii) amounts paid in connection with obtaining any consents of Governmental Authorities or other Persons;

(b)          any Retained Tax;

(c)          any Liabilities arising out of, related to or incurred in connection with the Excluded Assets;

(d)          any Liabilities arising out of, related to or incurred in connection with any Benefit Plan;

(e)          any Liabilities of any Seller Party in respect of any pending or threatened Action arising out of, related to or incurred in connection with the operation of the Business or the Purchased Assets to the extent such Action relates to such operation as of or prior to the Closing;

(f)          any product Liability or claim for injury to a Person or property which arises out of, is related to or is based upon any (i) Contract or other express or implied representation, warranty, agreement or guaranty made by any Seller Party prior to the Closing, (ii) condition or defects with respect to the premises of any Seller Party or any products manufactured, packaged, handled, distributed, processed or sold by any Seller Party prior to the Closing or (iii) with respect to any products manufactured, packaged, handled, distributed, processed or sold by any Seller Party prior to the Closing, any failure to package, label or warn of hazards in any respect;

(g)          any recall of any products manufactured, packaged, handled, distributed, processed or sold by any Seller Party or any of their Affiliates or the Business (prior to the Closing);

(h)          any Liabilities of any Seller Party associated with all Liabilities as set forth in Section 7.01(c), the Transferred Employee Payments, or with respect to any present or former Representative of any Seller Party, any workers’ compensation, termination or other payments to which such Representatives are entitled through the date immediately prior to the Closing;

(i)           any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of, resulting from or incurred in connection with facts, circumstances or conditions existing as of or prior to the Closing, or otherwise to the extent arising out of any actions or omissions of any Seller Party prior to Closing;

(j)             any Liabilities of any Seller Party relating to or arising from unfulfilled commitments, quotations or purchase orders, customer orders or work orders prior to the Closing that (i) do not constitute part of the Purchased Assets issued by any Seller’s customers to such Seller prior to the Closing, (ii) did not arise in the Ordinary Course of Business or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(k)            any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Seller Party (including with respect to any breach of fiduciary obligations by same);

(l)             any Liabilities under any (i) Excluded Contracts or (ii) Assigned Contracts to the extent Liabilities under any such Assigned Contract arise out of, result from or are incurred in connection with a breach by any Seller Party or any of their Affiliates of such Assigned Contract as of or prior to the Closing;

(m)           any Liabilities associated with debt, loans or credit facilities of any Seller Party or any of their Affiliates or the Business (prior to the Closing) owing to financial institutions, and any other Indebtedness of any Seller Party or any of their Affiliates or the Business (prior to the Closing) (expressly excluding the Assumed Indebtedness), including any Indebtedness or other Liabilities of any Seller Party or any of their Affiliates or the Business (prior to the Closing) incurred in connection with the Paycheck Protection Program, the EIDL Program or any other grant or loan made pursuant to or in connection with the CARES Act or any other program established thereby;

(n)           all delinquent trade accounts payable of any Seller Party to third parties that remain unpaid as of the Closing;

(o)           any Liabilities associated with Transaction Costs;

(p)           any Liabilities arising out of, in respect of or in connection with the failure by any Seller Party or any of their Affiliates to comply with any Law or Governmental Order; and

(q)           other than trade accounts payable pursuant to Section 2.03(a), any other accounts payable of any Seller Party.

Section 2.05           Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be (a) $60,000,000, minus (b) the amount by which the Target Billed Receivables exceeds the Closing Billed Receivables (if any), plus (c) the amount by which the Closing Billed Receivables exceeds the Target Billed Receivables (if any), minus (d) the Assumed Liabilities Adjustment Amount (if any), minus (e) the Assumed Indebtedness Amount (the sum of clauses (a) through (e) immediately foregoing, the “Cash Purchase Price”), plus (f) the assumption of the Assumed Liabilities. At the Closing:

(i)          Buyer shall pay to Sellers, in the proportions set forth for each Seller in the Allocation Schedule, an aggregate amount equal to (A) the Estimated Cash Purchase Price (as defined below), minus (B) the Escrow Amount, minus (C) the aggregate amount payable to holders of Closing Repaid Indebtedness pursuant to Section 2.05(iii), minus (D) the aggregate amount payable in respect of the Transaction Costs pursuant to Section 2.05(iv) (such net amount, the “Seller Closing Payment”), by wire transfer of immediately available funds to the accounts designated in writing by the Equityholder to Buyer prior to the date hereof;

(ii)         Buyer shall retain the Adjustment Escrow Amount and the Indemnity Escrow Amount as security for the obligations of the Seller Parties under Section 2.06(d)(i) and Article VIII, respectively;

(iii)        Buyer shall cause to be paid to each holder of Closing Repaid Indebtedness the payoff amount set forth in each applicable Payoff Letter, by wire transfer of immediately available funds to the account identified in each such Payoff Letter; and

(iv)        Buyer shall cause to be paid all Transaction Costs to each Person to whom Transaction Costs are owed as set forth on the Pre-Closing Certificate, by wire transfer of immediately available funds to the applicable accounts set forth on the Pre-Closing Certificate.

Section 2.06           Pre-Closing Certificate; Payoff Letters; Post-Closing Adjustment Amount.

(a)            The Equityholder has delivered, or caused Sellers to deliver, to Buyer (i) a certificate, in form and substance satisfactory to Buyer (the “Pre-Closing Certificate”), duly executed by the Chief Financial Officer or similar officer of each Seller, setting forth (A) Sellers’ good faith calculation of the Estimated Billed Receivables; (B) Sellers’ good faith calculation of the Estimated Assumed Liabilities Adjustment Amount; (C) a complete list of all Indebtedness of Sellers as of the Closing, including (x) all Indebtedness of Sellers to be repaid at Closing and the payoff amounts with respect thereto (“Closing Repaid Indebtedness”) and (y) an estimate of the Assumed Indebtedness Amount (the “Estimated Assumed Indebtedness Amount”), broken out by each item of Assumed Indebtedness; (D) the estimated Cash Purchase Price based on the foregoing (the “Estimated Cash Purchase Price”); and (E) the Transaction Costs payable pursuant to Section 2.05(iv) (including the amounts owed to each obligee thereof and the respective accounts to which payment is to be made); and (ii) payoff letters (the “Payoff Letters”) with respect to the Closing Repaid Indebtedness, duly executed by the applicable holders thereof, and, to the extent reasonably available, forms of releases of all Liens to be granted in connection with or otherwise securing any Closing Repaid Indebtedness (other than Permitted Liens), including any UCC termination statements. Buyer shall have the right to review and approve the Estimated Billed Receivables, Estimated Assumed Liabilities Adjustment Amount, and the Estimated Assumed Indebtedness Amount, in each case, as set forth on the Pre-Closing Certificate.

(b)            Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Equityholder a statement setting forth its good faith calculation of the Closing Billed Receivables, the Closing Assumed Liabilities Adjustment Amount, the Closing Repaid Indebtedness and the Closing Assumed Indebtedness Amount, and, based thereon, the resulting Cash Purchase Price and Post-Closing Adjustment Amount, if any (the “Closing Statement”).

(c)            Examination and Review.

(i)          Examination. After receipt of the Closing Statement, the Equityholder shall have thirty (30) calendar days (the “Review Period”) to review the Closing Statement.

(ii)         Objection. On or prior to the last day of the Review Period, the Equityholder may object in good faith to the Closing Statement by delivering to Buyer a written statement setting forth the Equityholder’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Equityholder’s disagreement therewith (the “Statement of Objections”). If the Equityholder fails to deliver the Statement of Objections before the expiration of the Review Period, the Equityholder shall be deemed to have accepted the Closing Statement, including the calculations of the Closing Billed Receivables, the Closing Assumed Liabilities Adjustment Amount, and the Closing Assumed Indebtedness Amount and, based thereon, the Cash Purchase Price and Post-Closing Adjustment Amount set forth thereon, delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. Without limiting the generality of the foregoing, any items or amounts on the Closing Statement that are not disputed on the Statement of Objections in accordance with this Section 2.06(c)(ii) shall be final, binding and conclusive. If the Equityholder delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Equityholder shall negotiate in good faith to resolve such objections within thirty (30) calendar days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Statement with such changes as may be agreed in writing by Buyer and the Equityholder shall be final and binding.

(iii)        Resolution of Disputes. If the Equityholder and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of an impartial regionally recognized firm of independent certified public accountants, other than the Seller Parties’ accountants or Buyer's accountants, appointed by mutual agreement of the Equityholder and Buyer (the “Accounting Firm”), as an independent public accountant, who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment Amount and the Closing Statement, in each case, to reflect such resolution. The Parties agree that all adjustments shall be made without regard to materiality. The Accounting Firm shall (A) only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively, and (B) be instructed that its calculation must be made in accordance with the applicable standards and definitions set forth in this Agreement.

(iv)        Fees of the Accounting Firm. The fees and expenses of the Accounting Firm shall be paid by the Equityholder, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Equityholder or Buyer, respectively, bears to the aggregate amount actually contested by the Equityholder and Buyer, as determined by the Accounting Firm.

(v)         Determination by Accounting Firm. The Accounting Firm shall make a determination as soon as practicable within thirty (30) calendar days (or such other time as Buyer and the Equityholder shall agree in writing) after its engagement, and the Accounting Firm’s resolution of the Disputed Amounts, and its adjustments to the Closing Statement (including the Post-Closing Adjustment Amount) shall be conclusive and binding upon the Parties.

(d)            Payments of Post-Closing Adjustment Amount. The Post-Closing Adjustment Amount shall be paid in accordance with Section 2.06(d)(i) and Section 2.06(d)(ii). Except as otherwise provided herein, any payment of the Post-Closing Adjustment Amount shall be due, and any written instructions to the Escrow Agent shall be delivered to the Escrow Agent, (i) within five (5) Business Days of acceptance (or deemed acceptance) of the applicable Closing Statement or (ii) if there are Disputed Amounts, then within five (5) Business Days of the resolution of such Disputed Amounts pursuant to Section 2.06(c)(iii).

(i)          Payments to Buyer. If the Post-Closing Adjustment Amount (as finally determined in accordance with Section 2.06(c)) is a negative number (such amount, the “Shortfall Amount”), then, within the time period set forth above, Buyer and the Equityholder shall issue joint written instructions to the Escrow Agent to (A) disburse from the Adjustment Escrow Account to Buyer an amount of cash equal to the Shortfall Amount and (B) disburse the remaining balance of the Adjustment Escrow Account (if any) to the Sellers, in the proportions set forth for each Seller in the Allocation Schedule. To the extent that the Adjustment Escrow Account is not sufficient to satisfy the payment obligation to Buyer of the Shortfall Amount, the remaining amount so owed shall be satisfied directly by the Seller Parties on a joint and several basis by wire transfer of immediately available funds to an account designated in writing by Buyer.

(ii)         Payments to Sellers. If the Post-Closing Adjustment Amount (as finally determined in accordance with Section 2.06(c)) is a positive number, then, within the time period set forth above, (i) Buyer shall pay to Sellers, in the proportions set forth for each Seller in the Allocation Schedule by wire transfer of immediately available funds to an account designated in writing by the Equityholder, an aggregate amount equal to such excess and (ii) Buyer and the Equityholder shall jointly instruct the Escrow Agent to disburse from the Adjustment Escrow Account to Sellers, in the proportions set forth for each Seller in the Allocation Schedule, the balance of the Adjustment Escrow Account.

(iii)        Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.07           [Intentionally omitted].

Section 2.08           Allocation of Purchase Price for Tax Purposes. The Parties agree that the Purchase Price (including the Assumed Liabilities and any other items treated as “amounts realized” for Tax purposes) will be allocated among all of the Purchased Assets for all purposes (including Tax and financial accounting) in a manner consistent with (a) Section 1060 of the Code, (b) the Treasury Regulations promulgated thereunder and (c) the allocation methodology set forth in Schedule 2.08 (collectively, the “Allocation Principles”). Buyer shall provide the Sellers with a proposed “Allocation Schedule” within forty-five (45) days after the determination of the Final Cash Purchase Price in accordance with Section 2.06(c), which allocation shall be prepared in good faith and made in accordance with the Allocation Principles. Within thirty (30) days following such delivery, Sellers may object to the Allocation Schedule (by written notice to Buyer setting forth the objections and the basis for each of the objections). If Sellers do not object by written notice within such period, the Allocation Schedule shall be deemed to have been accepted and agreed upon, and be final and conclusive, for all purposes of this Agreement. Sellers and Buyer agree in good faith to attempt to resolve any such dispute at least thirty (30) days prior to the date on which any Tax Return is required to be filed with the appropriate taxing authority. In the event of a disagreement, Buyer and Sellers shall cooperate reasonably in attempting to reach a mutual agreement. If the Allocation Schedule is not mutually agreed upon within twenty (20) days, the Parties shall submit such dispute to the Accounting Firm for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable Tax Returns. The Accounting Firm’s review shall be based on the Allocation Principles and the available facts and the general procedures used in Section 2.06(c) shall apply. The determination of the Accountant Firm shall be final and binding on the Parties. The fees and expenses of the Accounting Firm shall be allocated between Sellers, on the one hand, and Buyer, on the other hand, in proportion to the amount unsuccessfully disputed by each party (as determined by the Accountant Firm). Buyer shall make appropriate adjustments to the Allocation Schedule, in a manner consistent with the Allocation Principles, to reflect any adjustments to the Purchase Price. Sellers and Buyer (i) shall be bound by the Allocation Schedule, as adjusted in accordance with this Section 2.08, for purposes of determining any income Taxes and (ii) shall prepare and file all income Tax Returns to be filed with any taxing authority in a manner consistent with the Allocation Schedule, and shall not take any position in connection with any Action inconsistent with the Allocation Schedule, unless otherwise required by a “determination” as defined in Section 1313(a) of the Code (or any corresponding provision of state or local Law). In the event that any aspect of the Allocation Schedule is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other relevant party concerning the resolution of such dispute.

Section 2.09           Withholding. With respect to any payment to be made under this Agreement or any other Transaction Documents, Buyer will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable pursuant to this Agreement or any other Transaction Documents such amounts as are required to be deducted or withheld therefrom pursuant to applicable Law. Provided that each Seller complies with its requirement to deliver an IRS Form W-9 pursuant to Section 3.02(a)(v), Buyer acknowledges that no withholding or deduction will be required in respect of Buyer’s payment to Sellers of the Purchase Price on the Closing Date, except for any withholding or deduction items set forth in Schedule 2.09. If Buyer determines that any payments under this Agreement are subject to withholding (other than any such withholding in respect of amounts treated as compensation for income Tax purposes or as a result of any Seller’s failure to deliver an IRS Form W-9 pursuant to Section 3.02(a)(v)), Buyer shall use commercially reasonable efforts to inform the applicable Seller no later than three (3) Business Days before making any payments under this Agreement. To the extent that amounts are so deducted or withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made and (ii) Buyer shall remit all such amounts to the proper Taxing Authority.

Section 2.10           Third-Party Consents. To the extent that a Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an assignment of the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller Parties, at their sole cost and expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the Seller Parties, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Article III

CLOSING

Section 3.01           Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place remotely by electronic transfer of signature pages (or at such other place upon which the Equityholder and Buyer may agree), commencing at 10:00 a.m. Eastern time, on the date hereof (or at such other time or place as the Equityholder and Buyer may agree). The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02           Closing Deliverables.

(a)            At Closing, the Equityholder shall deliver (or cause to be delivered) to Buyer the following:

(i)          a bill of sale and assignment and assumption agreement, attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), effecting the assignment to Buyer of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities, duly executed by each Seller;

(ii)         an intellectual property assignment agreement, attached hereto as Exhibit C (the “Intellectual Property Assignment Agreement”), transferring all rights, title and interest of each Seller in and to Intellectual Property Registrations to Buyer, duly executed by each Seller;

(iii)        a lease agreement, attached hereto as Exhibit D (the “Lease Agreement”), effecting the lease of the Occupied Property to Buyer, duly executed by Pick One, LLC, a Georgia limited liability company;

(iv)        the Smith Employment Agreement, duly executed by the Equityholder;

(v)         a duly completed and executed IRS Form W-9 from each Seller establishing that such Seller is exempt from U.S. back-up withholding;

(vi)        all Permits that are necessary for Buyer to conduct the Business as conducted by Sellers as of the Closing Date;

(vii)       an escrow agreement in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”), duly executed by each Seller and the Escrow Agent;

(viii)      a certificate of the Equityholder or President (or equivalent officer) of each Seller, in form and substance acceptable to Buyer, certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or other governing body) of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, (B) the names and signatures of the officers of each Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder, (C) that attached thereto is a certificate of good standing of each Seller in each jurisdiction in which such Seller is formed or qualified to do business and (D) that attached thereto are true and complete copies of all Governing Documents of each Seller;

(ix)        executed counterparts of all notifications, filings, registrations, approvals, consents and waivers that are set forth in Section 4.03 of the Disclosure Schedules, on terms and in form reasonably satisfactory to Buyer;

(x)         copies of termination instruments, in form and substance normally satisfactory to Buyer, evidencing the termination of the agreements and documents set forth in Section 3.02(a)(x) of the Disclosure Schedules, in each case, with no further Liabilities with respect to the Purchased Assets or the Business;

(xi)        [Intentionally omitted];

(xii)        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the Transactions; and

(xiii)       copies of all Tax Returns referenced in Section 7.10(d);

(b)           At the Closing, Buyer shall deliver (or cause to be delivered) to the applicable Seller Parties the following:

(i)          the Seller Closing Payment, in the proportions set forth for each Seller in the Allocation Schedule;

(ii)         the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)        the Intellectual Property Assignment Agreements, duly executed by Buyer;

(iv)        the Lease Agreement, duly executed by Buyer;

(v)         the Smith Employment Agreement, duly executed by Buyer (or its applicable Affiliate); and

(vi)        evidence that the R&W Policy will be bound upon consummation of the Closing.

(c)           At the Closing, Buyer shall deliver to the applicable Persons other than Sellers all deliverables to be made by it pursuant to Section 2.05 other than those set forth in Section 3.02(b).

Article IV

REPRESENTATIONS AND WARRANTIES OF the SELLER parties

As a material inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Seller Parties represents and warrants to Buyer that, except as set forth in the Disclosure Schedules, the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01           Organization and Qualification of Sellers. Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its organization, and such Seller has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02           Authority of Sellers. Each Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out such Seller’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the Transactions have been duly authorized by all requisite action by such Seller, and no other act or proceeding by such Seller is necessary to authorize this Agreement or the other Transaction Documents or the Transactions. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles). When each other Transaction Document to which a Seller is, or will be, party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller, enforceable against such Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 4.03           No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with, or result in, a violation or breach of, or default under, any provision of any Governing Documents of such Seller, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Business or the Purchased Assets, (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which such Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not, individually or in the aggregate, be material to the Business or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on the Purchased Assets. No Governmental Order or Permit is required by, or with respect to, any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the Transactions.

Section 4.04           Financial Statements. True, correct and complete copies of the consolidated financial statements consisting of the consolidated balance sheet of each Seller as of December 31, 2021, December 31, 2022 and December 31, 2023 and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for the fiscal years then ended (the “Financial Statements”), are set forth in Section 4.04 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with the GAAP applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of Sellers as of the respective dates they were prepared and the results of the operations of Sellers for the periods indicated. The consolidated balance sheet of each Seller as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Sellers maintain a standard system of accounting established and administered in accordance with GAAP.

Section 4.05           Undisclosed Liabilities. No Seller has any Liabilities, except (a) those which are adequately reflected or reserved against in such Seller’s Balance Sheet as of the Balance Sheet Date and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06           Absence of Certain Changes. Since the Balance Sheet Date, (a) Sellers have operated the Business only in the Ordinary Course of Business; (b) no Restricted Event has occurred with respect to any Seller or the Business; and (c) no event has occurred and no circumstance currently exists that has caused or could reasonably be expected to result in a Material Adverse Effect.

Section 4.07           Material Contracts.

(a)            Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets or the Business are bound or affected or (y) to which any Seller is a party or by which it is bound (such Contracts disclosed or required to be disclosed in Section 4.07(a) of the Disclosure Schedules, together with all Intellectual Property Agreements required to be disclosed in Section 4.10(b) of the Disclosure Schedules, collectively, “Material Contracts”):

(i)          all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than thirty (30) calendar days’ notice;

(ii)         all Contracts that require any Seller to purchase or sell a stated portion of the requirements or outputs of any Seller or that contain “take or pay” provisions;

(iii)        all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)         all broker, distributor, dealer, co-pack, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)        all employment, consulting, severance or compensation Contracts with (A) officers or directors of any Seller and (B) employees, independent contractors or consultants (or similar arrangements);

(vii)       all Contracts that contain any equity or membership commitment, severance pay or benefits, termination pay or benefits, or other post-employment Liabilities to any current or former employee or current or former independent contractor;

(viii)      all Contracts providing for any payments that are conditioned, in whole or in part, on a change of control of any Seller or transactions of the type contemplated by this Agreement or the other Transaction Documents;

(ix)        except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

(x)          all Contracts that limit or purport to limit the ability of any Seller or the Business to compete or engage in any line of business or with any Person or in any geographic area or during any period of time;

(xi)         all joint venture, partnership or similar Contracts;

(xii)        all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii)       all powers of attorney granted by any Seller Party with respect to the Business or any Purchased Asset; and

(xiv)       all labor, union or collective bargaining agreements or Contracts, or any other Contracts with any Union or labor organization; and

(xv)       lease, sublease, license or other similar agreement under which any Seller is the lessee or lessor of, or holds or operates or permits any third-party to hold or operate, any property, real or personal, other than the Real Property Leases.

(b)           Each Material Contract is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. Neither any Seller nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate or amend in any material respect, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or an event of default under any Material Contract or give rise to a termination right thereunder or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except for such breaches or defaults that would not, individually or in the aggregate, be material to the Business. Complete and correct copies of each Material Contract (including all material modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08           Title to and Sufficiency of Purchased Assets.

(a)            Sellers (individually or collectively) have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Liens except for Permitted Liens.

(b)            The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and would be expected to be made in the Ordinary Course of Business.

(c)            The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, will be available for use by Buyer in substantially the same manner as used by Sellers prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted and as currently proposed to be conducted. None of the Excluded Assets is material to the Business.

Section 4.09           Real Property.

(a)            Section 4.09(a) of the Disclosure Schedules sets forth a complete and accurate list of all real property occupied, operated or used by any Seller (the “Occupied Property”). The Occupied Property constitutes all of the real estate used, occupied or operated by any Seller, which Occupied Property is occupied, operated and used by JOS Seller. JOS Seller has not leased, subleased or otherwise granted to any Person (other than another Seller) the right to use or occupy the Occupied Property or any portion thereof or any Lien thereon, except for Permitted Liens, and there are no Persons other than JOS Seller in possession of the Occupied Property.

(b)            The Occupied Property is sufficient for the conduct of the Business in substantially the same manner as it is being conducted as of the date hereof. The Occupied Property is supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services adequate for the operation of such Occupied Property in substantially the same manner as currently operated. All buildings, structures and appurtenances upon the Occupied Property that are currently being used in the conduct of the Business are, to the Sellers’ Knowledge, in satisfactory condition for the operation of such Occupied Property in substantially the same manner as currently operated, normal wear and tear excepted.

(c)            JOS Seller has not received any written notice of (i) violations of building codes or zoning ordinances or other Laws affecting the Occupied Property, (ii) existing, pending or threatened condemnation proceedings affecting the Occupied Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect, in any material respect, the ability to operate the Occupied Property as currently operated. No portion of any Occupied Property has been damaged or destroyed by fire or other casualty during the JOS Seller’s occupancy. The physical condition of the Occupied Property is sufficient to permit the continued conduct of the Business as currently conducted therein subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course of Business.

(d)            None of the Occupied Property is subject to any pending or, to the JOS Seller’s Knowledge, written threat of condemnation, eminent domain, expropriation or rezoning proceeding. JOS Seller has not received written notice of any failure of the Occupied Property and the current use thereof to comply with all restrictive covenants and applicable Laws, in each case without reliance on any “grandfather” clauses or exceptions for permitted, non-conforming uses.

(e)            JOS Seller is not indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Occupied Property for which any such Person could claim a Lien against the Occupied Property or any other Purchased Assets.

(f)            No Seller owns (or has owned in the past five (5) years) or has any options to acquire any real property.

Section 4.10           Intellectual Property.

(a)            Section 4.10(a) of the Disclosure Schedules contains a complete and accurate list of all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, all Intellectual Property Registrations are otherwise in good standing, and there are no such filings or fees due within six (6) months of the Closing Date. No Loss or expiration of any Intellectual Property Assets owned by Sellers is threatened, pending or reasonably foreseeable. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations, including any materials concerning any Action related thereto.

(b)            Section 4.10(b) of the Disclosure Schedules lists all Intellectual Property Agreements (other than Contracts for commercially-available off-the-shelf software on unmodified click-through or shrink-wrap terms and involving annual aggregate consideration less than $25,000).

(c)            Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owners of all right, title and interest in and to the Intellectual Property Assets, and have the valid right to use all other Seller Intellectual Property, in each case, free and clear of Liens (other than Permitted Liens). Without limiting the generality of the foregoing, Sellers have entered into written agreements with every current and former employee of the Sellers, and with every current and former independent contractor, to the extent such parties were/are involved in the creation of any material Intellectual Property for Sellers, whereby such employees and independent contractors (i) presently assign to Sellers any ownership interest and right they may have in Intellectual Property created within the scope of such employee or contractor’s engagement with the Sellers, and (ii) acknowledge Sellers’ exclusive ownership of all Intellectual Property Assets.

(d)            Seller Intellectual Property is all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the Transactions will not result in the restriction, limitation, loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own any Intellectual Property Assets, or use or hold for use any other Seller Intellectual Property, as owned, used or held for use in the conduct of the Business as currently conducted. No current or former partner, director, officer, or employee of any Seller will, after giving effect to each of the Transactions, own or retain any ownership rights in or to, have the right to receive any royalty or other payment with respect to, any of the Intellectual Property Assets.

(e)            Sellers’ rights in the Intellectual Property Assets are valid, subsisting and enforceable. Sellers have taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Seller Intellectual Property, including requiring all Persons having access to material trade secrets of the Sellers to execute written non-disclosure agreements, and, to Sellers’ Knowledge, no Person is in violation of any such agreements.

(f)            The current and former products and services, and the conduct of the Business as currently and formerly conducted, and the Seller Intellectual Property as currently or formerly owned, licensed or used by any Seller, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute or misappropriate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)            There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Seller, (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or any Seller’s rights with respect to any Intellectual Property Assets or (iii) by any Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. No Seller is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

(h)            The Systems are sufficient for the operation of the Business as currently conducted and as currently proposed to be conducted. Sellers have taken commercially reasonable steps to safeguard the Systems and Seller Data, including the implementation of procedures to ensure that such Systems are free from viruses. In the past three years, there have been no successful unauthorized intrusions or breaches of the security of the Systems (including any breach of personal information or Seller Data). In the past three (3) years, there has been no failure of any Systems that has caused any material disruption to the Business. Sellers have complied in all material respects with all Data Laws applicable to the Business. No Seller has provided or been legally required to provide any notice to data owners or any Governmental Authority in connection with any unauthorized access, use, or disclosure of personal information.

Section 4.11           Inventory. All Inventory, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business. All Inventory is owned by Sellers free and clear of all Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work in process or finished goods) are not excessive, but are reasonable in the present circumstances of Sellers.

Section 4.12           Accounts Receivable; Accounts Payable.

(a)           Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the Ordinary Course of Business, (ii) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business and (iii) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of any Seller, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of Sellers have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b)           Accounts Payable. Section 4.12(b) of the Disclosure Schedules sets forth an accurate and complete breakdown (i) of the aging of the accounts payable of Sellers as of the Balance Sheet Date, (ii) of any customer deposits or other deposits held by Sellers as of the date hereof and (iii) of all notes payable and other Indebtedness of Sellers as of the date hereof.

Section 4.13           Material Customers and Suppliers.

(a)            Section 4.13(a) of the Disclosure Schedules sets forth the top ten (10) customers of the Business (collectively, the “Material Customers”), as measured by dollar amount of revenues during 2023, and the aggregate payments by such customers to the Sellers for the three (3)-month period ended on March 31, 2024. Sellers have not received any notice that any of the Material Customers (i) has ceased, materially changed the terms (whether related to payment, price or otherwise) with respect to, or materially decreased the rate of, or stated in writing that, prior to or following the Closing, it intends to cease, materially change the terms (whether related to payment, price or otherwise) with respect to, or materially decrease the rate of, purchasing materials, products or services from any Seller, (ii) has any quality issues with respect to the materials, product or services provided by Sellers or (iii) is involved in any dispute with any Seller Party. There has not been any material interruption or impairment with respect to any Seller’s sales or distribution channels, including any material interruption or impairment with respect to any relationship with any Material Customer of any Seller.

(b)            Section 4.13(b) of the Disclosure Schedules sets forth the top ten (10) suppliers of the Business (collectively, the “Material Suppliers”), as measured by cost of materials or services purchased during such period, and the aggregate payments by Sellers to such suppliers for the twelve (12)-month period ended on the Balance Sheet Date. No Seller has received any notice that any of the Material Suppliers (i) has ceased, materially changed the terms (whether related to payment, price or otherwise) with respect to, or materially decreased the rate of, or stated in writing that, prior to or following the Closing, it intends to cease, materially change the terms (whether related to payment, price or otherwise) with respect to, or materially decrease the rate of, supplying materials, products or services to any Seller, (ii) has any quality issues with respect to the materials, product or services provided to Sellers or (iii) is involved in any dispute with any Seller. There has not been any material interruption or impairment with respect to any Seller’s supply chain, including any material interruption or impairment with respect to any relationship with any Material Supplier of any Seller.

Section 4.14           Insurance. Section 4.14 of the Disclosure Schedules sets forth a true, correct and complete list of all insurance policies carried by Sellers in respect of the Business (each, an “Insurance Policy”), the amounts and types of insurance coverage available thereunder including policy number, policy period and currently valued insurance loss runs and workers’ compensation claims received by policy for the past five (5) policy years. Sellers have delivered to Buyer true, complete and correct copies of all such Insurance Policies. With respect to each such Insurance Policy, (a) such Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect, (b) no Seller is in breach or default (including any breach or default with respect to the giving of notice), and no event has occurred which, after notice or the lapse of time or both, would constitute a breach or default or permit termination or modification under such Insurance Policy and (c) such Insurance Policy is occurrence based. All premiums payable under all such Insurance Policies have been timely paid, and each Seller is in compliance with the terms of such Insurance Policies. Such Insurance Policies are of the type and in amounts customarily carried by Persons conducting a business similar to the Business and provide adequate insurance for Sellers and the Purchased Assets and comply with all obligations of any Seller under applicable Laws in respect of the Business. There have been no threatened terminations of, or material premium increases with respect to, any such Insurance Policies.

Section 4.15           Legal Proceedings; Governmental Orders.

(a)            There are, and since January 1, 2020 there have been, no material Actions pending or, to Sellers’ Knowledge, threatened against or by Sellers (i) relating to or affecting any Seller, the Business, the Purchased Assets or the Assumed Liabilities, or (ii) that challenge or seek to prevent, enjoin or otherwise delay the Transactions. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a Basis for, any such Action. Section 4.15(a) of the Disclosure Schedules sets forth each settlement agreement entered into by Sellers since January 1, 2020.

(b)            There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting any Seller. Each Seller is in compliance with the terms of each Governmental Order set forth in Section 4.15(b) of the Disclosure Schedules. To Sellers’ Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.16           Compliance with Laws; Permits.

(a)            Each Seller is, and since January 1, 2020, has been in material compliance with all, and has not violated, in any material respect, any Laws applicable to Sellers or the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)           All Permits required for Sellers to conduct the Business as currently conducted or for the ownership, lease, operation or use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect, except where the failure to obtain such Permits would not adversely affect, in any material respect, the Business. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules. With respect to any such Permits, Sellers are not aware of a condition, event or circumstance that might prevent or impede the transferability of the same.

Section 4.17           Certain Environmental Matters.

(a)            Each Seller is in material compliance with all, and has not violated, in any material respect, any Environmental Laws applicable to Seller or the conduct of the Business or the ownership and use of the Purchased Assets. Seller has not received from any Person any Environmental Notice or Environmental Claim which, in each case, either remains pending or unresolved, or is the source of ongoing Liabilities or requirements as of the Closing Date.

(b)           All Environmental Permits (if any) required for Sellers to conduct the Business as currently or previously conducted or for the ownership, lease, operation or use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect in accordance with Environmental Law (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules). No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules. With respect to any such Environmental Permits, Sellers have undertaken all measures necessary to facilitate transferability of the same, and Sellers are not aware of any condition, event or circumstance that might prevent or impede the transferability of the same.

(c)            [Intentionally omitted].

(d)           (i) There has been no Release of Hazardous Materials by Sellers or the Business at any location, (ii) Hazardous Materials are not present at or affecting any of the Purchased Assets, and (iii) Sellers have not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Sellers (including soils, groundwater, surface water, buildings and other structure located thereon) with respect to the Business or the Purchased Assets has been contaminated with any Hazardous Material, which in any of the foregoing cases (i), (ii) or (iii) could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers, or to interfere with the use of the Purchased Assets.

(e)           Section 4.17(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Sellers with respect to the Business or the Purchased Assets.

(f)            Section 4.17(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Seller with respect to the Business or the Purchased Assets, and no Seller has received any Environmental Notice regarding potential Liabilities with respect to such Hazardous Materials treatment, storage, or disposal facilities or locations.

(g)           Sellers have not retained or assumed, as a result of any Contract, any Liabilities of any Person under Environmental Law with respect to the Business or the Purchased Assets.

(h)           Sellers have provided to Buyer and listed in Section 4.17(h) of the Disclosure Schedules: any and all (i) environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to any real property currently or formerly owned, leased or operated by Sellers which are in the possession or control of Sellers related to the Business or the Purchased Assets, and (ii) material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)             To Sellers’ Knowledge, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.18           Employee Benefit Matters.

(a)            Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, supplemental retirement, compensation, employment, consulting, independent contractor, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, salary continuation, tax gross-up, vacation, paid time off, medical, health, disability, welfare, insurance (including any self-insured Contract), post-employment, fringe-benefit and other similar Contract, plan, policy or program (and any amendments thereto), in each case, whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not Tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by any Seller or any of their Affiliates for the benefit of any current or former director, employee, independent contractor or retiree of any Seller or any spouse or dependent of such individual, or under which any Seller or any of their ERISA Affiliates has or could reasonably be expected to have any Liability (as listed in Section 4.18(a) of the Disclosure Schedules, each, a “Benefit Plan”). No Seller has a Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by such Seller primarily for the benefit of employees of such Seller outside of the United States.

(b)           With respect to each Benefit Plan, Sellers have provided to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments, (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) copies of the most recent summary plan descriptions, summaries of material modifications, and employee handbooks relating to any Benefit Plan, (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS, (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three (3) most recently filed Form 5500s, with schedules and financial statements attached, (vi) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years, (vii) the three (3) most recent nondiscrimination tests performed under the Code and (viii) copies of material non-routine notices, letters or other correspondence from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)            Each Benefit Plan and related trust has been established, administered, operated, funded and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Sellers and their respective ERISA Affiliates have complied and is in material compliance with the requirements of COBRA and the PPACA, to the extent applicable. No Seller has incurred nor is reasonably expected to incur or to be subject to, any penalty or Tax under the PPACA, or under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the IRS or with respect to a prototype plan or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred and no circumstances exist that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)           No Benefit Plan is (i) a defined benefit plan, as defined in Section 3(35) of ERISA, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no Seller has incurred any Liability with respect to any such Benefit plan as described in clauses (i) through (iv) immediately foregoing, including any Liability on account of an ERISA Affiliate.

(e)            Other than as required under Section 601 et. seq. of ERISA or other applicable Law and for which the beneficiary pays the entire premium cost, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason, and no Seller has promised to provide such post-termination benefits (other than any applicable health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage). No Seller nor any of their ERISA Affiliates has ever sponsored, maintained, contributed to, had any Liability to contribute to or otherwise had any Liability with respect to any, and none of the Benefit Plans is, a pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(f)            (i) There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no facts or circumstances exist that would reasonably be expected to give rise to any such Action, and no Benefit Plan is the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority and (ii) there are no facts or circumstances which would give rise or could reasonably be expected to give rise to any such Action, examination, application or filing. With respect to each of the Benefit Plans, there (A) have been no non-exempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (B) no Tax Liability under Section 4975 of the Code nor any penalty imposed under Section 502(i) or (1) of ERISA and (C) has been no breach of fiduciary duty (as determined under ERISA).

(g)            Each Benefit Plan that is subject to Section 409A of the Code has been established, maintained, operated and administered in material compliance with its terms and with the requirements of Section 409A of the Code and the regulations promulgated thereunder. No current or former employee, director, officer, independent contractor or consultant of any Seller has any Contract to receive indemnification, gross-up or other related benefits in connection with a potential failure to comply with Section 409A or Section 4999 of the Code.

(h)            Neither the execution of this Agreement or any other Transaction Document nor the consummation of any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee or independent contractor of Sellers or any of their ERISA Affiliates to severance pay or any other payment or benefit or the forgiveness of any indebtedness, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual, (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan, (iv) result in the triggering or imposition of any restrictions or limitations on the rights of any Seller to amend or terminate any Benefit Plan, (v) result in an obligation to fund any benefits under any Benefit Plan, (vi) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or (vii) result in a requirement to pay any Tax “gross up” or similar make-whole payments to any current or former director, employee or independent contractor of Sellers or any of their ERISA Affiliates.

Section 4.19           Employment Matters.

(a)            Section 4.19(a) of the Disclosure Schedules contains a list of all employees of any Seller as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) title or position, (iii) whether full or part time, (iv) hire date, (v) work location, (vi) salary or hourly status, (vii) current annual base salary rate or hourly wage rate (as applicable), (viii) wage and hour classification (exempt/non-exempt), (ix) commission, bonus or other incentive-based compensation opportunity, (x) accrued but unused paid time off, and (xi) a description of the fringe benefits provided to each such individual as of the date hereof. Section 4.19(a) of the Disclosure Schedules also contains a list of all individual independent contractors of any Seller (and the name of any entity through which such individual is engaged, if applicable), together with a brief description of services performed by such contractor, work location, engaging entity, start date of engagement, compensation rate, total amount paid in the past twelve (12) months, and average hours worked per week. As of the date hereof, all compensation and other payments, including wages, commissions, bonuses, expense reimbursements, and other amounts payable to all employees or independent contractors of any Seller for services performed on or prior to the date hereof have been paid or accrued in full and there are no amounts owed but not paid under any outstanding Contracts of any Seller with respect to any compensation, commissions or bonuses.

(b)            Each Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of any Seller, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, and no Union or employee has filed any representation petition or made any written or oral demand to any Seller for recognition. There is not, nor has there been in the past five (5) years, any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Seller or any employees of the Sellers. No Seller has or has had a duty to bargain with any Union. There is not, nor in the past five (5) years has there been, any pending or, to Sellers’ Knowledge, threatened collective bargaining disputes or Union grievances against or involving any Seller or the Business.

(c)            The Sellers are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All Persons characterized and treated by Sellers as independent contractors of Sellers are lawfully treated as independent contractors under all applicable Laws. All employees of any Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. To Sellers’ Knowledge, each employee of any Seller is lawfully permitted to work in the United States, and each Seller maintains Form I-9s that were timely and properly completed for all of its employees. There are no Actions or Governmental Orders against or applicable to any Seller pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Seller, including any Action relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws, and there have been no such Actions or Governmental Orders in the past five (5) years.

(d)            No Seller has taken any action within the past five (5) years that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the WARN Act. No Seller has any plans to undertake any action in the future that would trigger the WARN Act, including any termination of any employees that may result from the Transactions.

(e)            No employee or independent contractor of any Seller has notified a Seller Party in writing (or, to Sellers’ Knowledge, otherwise) of such Person’s intent to terminate employment or services with such Seller.

(f)            To Sellers’ Knowledge, in the past three (3) years, no employee, independent contractor, or other individual service provider of any Seller has engaged in, assisted any other Person to engage in or cover up, or been subject to any investigation or disciplinary action by any Seller (or, to Sellers’ Knowledge, otherwise) in connection with, any actual or alleged misconduct (including sexual misconduct, sexual harassment, harassment, or discrimination) in connection with their relationship with Sellers (or, to Sellers’ Knowledge, otherwise), in each case that would reasonably be expected to cause any damage to the reputation of any Seller, its business, or such Person.

Section 4.20           Taxes.

(a)            All income Tax Returns and other material Tax Returns required to be filed by, or with respect to, each Seller, the Purchased Assets and the Business have been duly and timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Sellers or with respect to the Purchased Assets or the Business (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Taxing Authority. All Taxes of Sellers or with respect to the Purchased Assets or the Business not yet due and payable have been fully accrued on the books of the Sellers.

(b)           Since the Balance Sheet Date, no Seller has (i) made any Tax election inconsistent with past practices, (ii) changed or revoked any Tax election, (iii) surrendered the right to any material Tax refund, (iv) changed any accounting period for Tax purposes, (v) changed any method of accounting for Tax purposes, (vi) incurred any Taxes outside the Ordinary Course of Business, (vii) filed an amended Tax Return, (viii) entered into any agreement with any Taxing Authority (including a “closing agreement” within the meaning of Section 7121 of the Code) or (ix) settled or compromised any Action related to Taxes. No Seller has been a member of an Affiliated Group. No Seller has any Liability for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws), Contractual Liability, or otherwise. No Seller is a “foreign person” within the meaning of Section 1445 of the Code. No Purchased Asset includes a Tax Sharing Agreement.

(c)            Each Seller has timely and properly withheld (i) all required material Taxes and other applicable amounts from payments to its employees, agents, contractors, nonresidents, members, equityholders, lenders and other Persons and (ii) material all sales, use, value added and similar Taxes. Each Seller has timely remitted all such Taxes to the proper Taxing Authority in accordance with all applicable Laws. No extensions or waivers of statutes of limitations have been given or requested with respect to the assessment, collection or imposition of any Taxes of any Seller or with respect to the Purchased Assets or the Business and no Seller has agreed to or applied for any extension of time for filing any Tax Returns which have not been filed, in each case to the extent such extension or waiver is still in effect. Each employee and independent contractor of each Seller has been properly classified for payroll, employment and other applicable Tax purposes.

(d)           No Taxing Authority has made a claim in writing that any Seller is (or the Equityholder, as a result of owning such Seller, is) obligated to pay Taxes or file Tax Returns in a jurisdiction in which any Seller is not filing Tax Returns or paying Taxes. All deficiencies asserted, or assessments made, against a Seller or with respect to the Purchased Assets or the Business as a result of any Actions by any Taxing Authority have been fully paid. No Seller is party to any Action by any Taxing Authority. There are no pending or threatened Actions in writing by any Taxing Authority with respect to any Tax Return or Taxes of any Seller or with respect to the Purchased Assets or the Business. No Seller has any request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Taxing Authority that relates to the Taxes or Tax Returns of any Seller or with respect to the Purchased Assets or the Business. There are no Liens for Taxes upon any of the Purchased Assets, other than Permitted Liens, nor is any Taxing Authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than Permitted Liens). No Seller is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(e)            No Seller is a party to any Contract or plan covering any current or former employee or contractor that, individually or collectively, could give rise to (or has already resulted in) a payment or provision of any other benefit (including accelerated vesting) that could not be deductible by reason of Section 280G of the Code or subject to any excise Tax under Section 4999 of the Code. No Seller has any Liability to pay, gross-up, or otherwise indemnify any Person for any Taxes (or potential Taxes), including those imposed under Sections 409A or 4999 of the Code. The terms of each of the Sellers’ “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code comply with Section 409A of the Code and each has been maintained in material and operational compliance with Section 409A of the Code. No such “nonqualified deferred compensation plan” has resulted (or is expected to result) in any participant incurring income acceleration or penalties under Section 409A of the Code.

(f)          Each Seller has remitted to each applicable state all funds required to be escheated to such state and has no Liability under any unclaimed property, escheat or similar Law.

(g)          None of the Purchased Assets are “section 197(f)(9) intangibles” (as defined Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993).

(h)          None of the Purchased Assets constitutes an equity or ownership interest (or any right to acquire any equity or ownership interest) in any Person, including in any corporation, partnership, limited liability company, joint venture, or similar entity or Contractual arrangement.

(i)           Each Seller is, and at all times since the date of its formation has been properly classified as, with respect to (i) TMC Seller, a C corporation, (ii) JOS Seller, an S corporation, and (iii) JOS Realty, an S corporation, as defined in Section 1361 of the Code.

(j)           Each Seller has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed or due in connection with the Business or the Purchased Assets.

(k)          There is no power of attorney given by or binding upon any Seller with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(l)           No Seller has (i) deferred any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state or local law), (ii) deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order, or (iii) obtained (nor has any Affiliate that would be aggregated with such Seller and treated as one employer for purposes of Section 2301 of the CARES Act sought or intend to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, Sellers have properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act (or any similar provision of state or local law).

Section 4.21         Backlog. Section 4.21 of the Disclosure Schedule sets forth a list of the Sellers’ jobs reflected therein, together with date of the job creation, the nature of the services to be provided and the stated price booked and awarded sales of the Sellers as of the date of such report (collectively, the “Backlog”). The Backlog is based on valid and existing orders received from customers of the Business and does not include blanket orders that do not specify a definite quantity or scope of service, and definite delivery dates, and each such order is at a price and on terms consistent with past practice of the Business. None of the orders included in the Backlog has been cancelled or modified in a manner that has had or could have an impact on the Backlog, and no customer has provided written notice to any Seller Party that it intends to cancel or so modify any such orders.

Section 4.22         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Sellers.

Section 4.23         Related Party Transactions. Neither the Equityholder nor any other Related Party of any Seller, (a) is a party to any Contract with any Seller or the Business, (b) has any interest in any of the Purchased Assets or any other assets or properties owned or used by any Seller or the Business, (c) receives services, facilities or assets from, or provides services, facilities or assets to, any Seller or the Business, (d) has any basis for any Action against any Seller or the Business, or (e) owes any payment or has any other Liability to, or is owed any payment by, any Seller or the Business (and no Seller or the Business has any Liability to any such Person).

Section 4.24         Capitalization. All issued and outstanding Seller Securities are held beneficially and of record by the Persons and in the amounts set forth in Section 4.24 of the Disclosure Schedules. There are no (a) other equity securities or voting securities of any Seller, (b) securities of any Seller convertible into or exchangeable for equity securities or voting securities of such Seller or (c) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts or commitments that could require a Seller to issue, sell or otherwise cause to become outstanding any of its equity interests. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Seller Securities. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to any Seller or any repurchase, redemption or other obligation to acquire for value any equity interests of any Seller. No Seller has any Subsidiaries. In furtherance of, and not in limitation of, the immediately preceding sentence, no Seller owns or holds the right to acquire any stock, partnership interest, limited liability company interest, joint venture ownership interest or other equity ownership interest in any other Person.

Section 4.25         Solvency. No insolvency Action of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Sellers or any of their Affiliates (other than in such Person’s capacity as a creditor), the Business or any of the Purchased Assets are pending or are being contemplated by Sellers or any of their Affiliates, or are, to Sellers’ Knowledge, being threatened against Sellers or any of their Affiliates by any other Person, and no Seller nor any of its Affiliates has made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the Basis for the institution of such insolvency proceedings. After giving effect to the consummation of the Transactions, Sellers will be able to pay the Excluded Liabilities as they become due. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of any of the Seller Parties.

Section 4.26         Computer and Technology Security. Sellers have taken all commercially reasonable steps to safeguard the Systems, including the implementation of procedures to ensure that such Systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that, in each case, permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third-party.

Section 4.27         Data Privacy. As the business is currently conducted, and as it is currently proposed to be conducted, Sellers are in compliance with, all applicable Data Laws and are in compliance with, its policies applicable to data privacy, data security, or personal information. Sellers have not experienced any incident in which protected personal information or other protected or confidential data was or may have been stolen or improperly accessed, and Sellers are not aware of any facts suggesting the likelihood of any breach of security or receipt of any notices or complaints from any Person regarding protected personal information or other protected or confidential data.

Section 4.28         Financial Relief in Connection with COVID-19. No Seller Party has applied for or received any grant, loan, forbearance, deferral, benefit or other type of relief in connection with or incidental to the COVID-19 pandemic, including any of the foregoing applied for, or received pursuant to, the CARES Act, the Paycheck Protection Program, the EIDL Program or any other program provided or administered by the United States Small Business Administration.

Section 4.29         No Other Representations. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), no Seller Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller Parties, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

Article V

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDER

As a material inducement to Buyer to enter into this Agreement and consummate the transaction contemplated hereby, the Equityholder represents and warrants to Buyer, except as set forth in the Disclosure Schedules, that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01         Authority of the Equityholder. The Equityholder has the requisite legal capacity to enter into this Agreement and the other Transaction Documents to which the Equityholder is a party, to carry out the Equityholder’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by the Equityholder, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of the Equityholder enforceable against the Equityholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles). When each other Transaction Document to which the Equityholder is, or will be, party has been duly executed and delivered by the Equityholder (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Equityholder enforceable against the Equityholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 5.02         No Conflicts; Consents. The execution, delivery and performance by the Equityholder of this Agreement and the other Transaction Documents to which the Equityholder is a party, and the consummation of the Transactions, do not and will not (a) conflict with or result in a violation or breach of any Law or Governmental Order applicable to the Equityholder, the Business or the Purchased Assets, (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Equityholder is a party or by which the Equityholder or the Business is bound or to which any of the Purchased Assets are subject or (c) result in the creation or imposition of any Lien (other than Permitted Liens) on the Purchased Assets. No Governmental Order or Permit is required by, or with respect to, the Equityholder in connection with the execution and delivery of this Agreement or any of the Transaction Documents and the consummation of the Transactions.

Section 5.03         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Equityholder.

Section 5.04         Legal Proceedings. There are no Actions pending or, to the Equityholder’s knowledge, threatened against or by the Equityholder or any of his Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller Parties to enter into this Agreement and consummate the transaction contemplated hereby, Buyer represents and warrants to the Seller Parties that the statements contained in this Article VI are true and correct as of the date hereof.

Section 6.01         Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.02         Authority of Buyer. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles). When each other Transaction Document to which Buyer is, or will be, a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 6.03         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of Buyer, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party, except, in each case, as would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

Section 6.04         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 6.05         Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 6.06         Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 6.07         Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties set forth in Article IV and Article V, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on the Business. In connection with the transactions contemplated by this Agreement and the Transaction Documents, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 6.08         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller Parties for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller Parties set forth in Article IV and Article V of this Agreement (including related portions of the Disclosure Schedules); and (b) neither the Seller Parties nor any other Person has made any representation or warranty as to the Seller Parties, the Business or the Purchased Assets, except as expressly set forth in Article IV and Article V of this Agreement (including the related portions of the Disclosure Schedules).

Article VII

ADDITIONAL AGREEMENTS

Section 7.01         Employees and Employee Benefits.

(a)          Commencing on, and effective as of, the Closing Date, each Seller shall terminate all employees of such Seller who are active employees as of the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, or may cause an Affiliate of Buyer to offer employment, on an “at will” basis, to any or all of such employees. The Sellers agree not to interfere in any way with, or otherwise hinder, any such employee from making their employment available to Buyer or its Affiliates pursuant to this Section 7.01(a). Any employee who accepts any such offer of employment by Buyer or its Affiliates and who becomes employed by such Person following the Closing Date shall herein be referred to as a “Transferred Employee”. The Seller Parties shall bear any and all Liabilities under the WARN Act resulting from employment losses pursuant to this Section 7.01.

(b)          [Intentionally omitted].

(c)          The Seller Parties shall be solely responsible, and Buyer shall have no Liability whatsoever for, any compensation or other amounts payable to, or any Liabilities with respect to, any current or former director, employee or independent contractor of Sellers or with respect to the Business, including any deferred compensation or defined contribution plan Liabilities (including any unpaid employer contributions) and any Liabilities (including withdrawal Liabilities) in connection with defined benefit pension, multiemployer pension, post-retirement health, welfare benefit and annual or other deferred or long-term compensation obligations, whether or not accrued, severance obligations or post-employment benefit obligations owed or payable to any employee, officer, director, independent contractor or other service provider, hourly pay, overtime, commission, bonus, wage, salary or similar payments, accrued vacation, expense reimbursements, floating holiday, sick pay or other paid time off obligations, fringe, pension or profit sharing benefits for any period relating to or arising from the service with Sellers at any time on or prior to the Closing Date, and the employer portion of any employment, payroll, and similar Taxes or other statutorily required payments with the foregoing, and Sellers shall pay all such amounts to all entitled Persons as and when due and in accordance with Law. For the avoidance of doubt, neither Buyer nor its Affiliates shall have any Liabilities with respect to any current or former director, employee or independent contractor of the Sellers, except for Liabilities to Transferred Employees that arise on or after such Transferred Employee commences employment with Buyer or its Affiliates, as applicable.

(d)          The Seller Parties shall remain solely responsible for the satisfaction of all Actions for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former directors or employees of Sellers or the spouses, dependents or beneficiaries thereof, which Actions relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all workers’ compensation claims of any of their current or former employees, which relate to, or arise from events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due and in accordance with Law.

(e)          Buyer shall, or shall cause an Affiliate of Buyer to provide service credit to each Transferred Employee for the purpose of eligibility and vesting under the benefit plans maintained by Buyer and its Affiliates (excluding any defined benefit plans or equity compensation plans), for such Transferred Employee’s period of service with Sellers prior to the Closing Date.

(f)          With respect to employment Tax matters, (i) Buyer shall not assume the Seller Parties’ obligation to prepare, file and furnish IRS Form W-2s with respect to any employees of Sellers for the Pre-Closing Tax Period of the year including the Closing Date, (ii) the Seller Parties and Buyer shall utilize the “standard procedure” with respect to each such employee pursuant to the procedure prescribed by Section 4 of Revenue Procedure 2004-53 and (iii) Sellers and Buyer shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all employees who becomes employed by Buyer in all appropriate jurisdictions.

(g)          Nothing contained in this Agreement shall (i) create any third-party beneficiary rights in any Transferred Employee, any current or former director, employee or independent contractor of Sellers or any of their Affiliates, any beneficiary or dependent thereof, with respect to the benefits that may be provided to the Transferred Employees by Buyer or its Affiliates, or with respect to any entitlement of a Transferred Employee to employment or continued employment with Buyer or any of its Affiliates for any specified period after the Closing Date, (ii) limit or restrict in any way the right of Buyer or its Affiliates to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Closing or (iii) be construed to establish, amend or modify any benefit plan, program, agreement or other Contract.

Section 7.02         Non-Competition; Non-Solicitation and No-Hire; Non-Disclosure; Non-Disparagement.

(a)          Non-Competition. In consideration of the payment of all amounts hereunder by Buyer and as a condition precedent to Buyer’s entry into this Agreement and consummation of the Transactions, during the Restrictive Covenant Period, the Seller Parties shall not, and shall cause his, her or its Affiliates not to, directly or indirectly, render services or material financial assistance to, own, manage, operate, control, invest or acquire a material interest in, whether as a proprietor, equityholder, member, joint venturer, debt or equity investor, lessor or other Representative, any Person that engages in a Competing Business (including directly or indirectly, with actual knowledge, through a material division or material group of a larger organization) or otherwise engage in or conduct (whether as an owner, operator, advisor or Representative) a Competing Business; provided, however, that the Equityholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Equityholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person. The restrictions set forth in the previous sentence shall apply on Sellers’ (and their Affiliates) activities throughout the lower 48 contiguous United States (the “Restricted Territory”). For the avoidance of doubt, the restrictions on Affiliates in this Section 7.02(a) shall not extend to Equityholder’s children, but shall prohibit Equityholder from assisting his children to the extent such assistance would violate Equityholder’s obligations under this Section 7.02(a).

(b)          Non-Solicitation; No-Hire. In consideration of the payment of all amounts hereunder by Buyer and as a condition precedent to Buyer’s entry into this Agreement and consummation of the Transactions, during the Restrictive Covenant Period, none of the Seller Parties shall, and each of the Seller Parties shall cause such Person’s Affiliates (including, in the case of Sellers, any former equityholders) not to, directly or indirectly, (i) recruit, solicit or otherwise induce or attempt to induce any employee, officer, manager, consultant or independent contractor of Buyer or any of its Affiliates with whom any Seller Party became aware of during the negotiation of this Agreement or who was an employee, officer, manager, consultant or independent contractor of any Seller as of the date hereof or at any time during the preceding six (6) months (each, a “Covered Person”) to leave the employ or services of Buyer or any of its Affiliates, as applicable, (ii) employ or hire any Person who is a Covered Person while such Person has any relationship with Buyer or any of its Affiliates, as applicable, and for one hundred eighty (180) days thereafter or (iii) recruit, solicit or otherwise induce or attempt to induce any customer, known prospective customer, supplier, licensee, licensor, franchisee or other known business relation of the Business to terminate, reduce or adversely modify its business with Buyer or any of its Affiliates, as applicable, or in any way adversely interfere with the relationship between any such customer, known prospective customer, supplier, licensee, licensor, franchisee or other known business relation of the Business. For the avoidance of doubt, the restrictions on Affiliates in this Section 7.02(b) shall not extend to Equityholder’s children, but shall prohibit Equityholder from assisting his children to the extent such assistance would violate Equityholder’s obligations under this Section 7.02(b).

(c)            Non-Disclosure. In consideration of the payment of all amounts hereunder by Buyer and as a condition precedent to Buyer’s entry into this Agreement and consummation of the Transactions, from and after the Closing, each of the Seller Parties agrees that (i) such Person shall, and shall cause each of such Person’s Affiliates (including, in the case of Sellers, any former equityholders) to, keep confidential all confidential, trade secret, non-public or proprietary information and materials regarding (A) the Business, (B) the Purchased Assets, (C) the Assumed Liabilities and (D) Buyer and any of its Affiliates and any of their respective services, products or practices, or any of their respective Representatives or direct or indirect equityholders of Affiliates (except to the extent (x) disclosure of such information is required by Law or (y) the information becomes publicly known other than through the actions or inactions of any such Persons violating a duty of confidentiality), (ii) such Person shall take all appropriate steps (and cause each of such Person’s Affiliates (including, in the case of Sellers, any former equityholders) to take all appropriate steps) to safeguard such information and to protect it against disclosure, and (iii) in the event such Person or any of such Person’s Affiliates (including, in the case of Sellers, any former equityholders) is required by Law to disclose any such information, such Person shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable Law.

(d)            Non-Disparagement. Each of the Seller Parties agrees that such Person shall not, and such Person shall cause each of its Affiliates (including, in the case of Sellers, any former equityholders) not to, make any negative or disparaging statements or communications regarding (i) the Business, (ii) the Purchased Assets, (iii) the Assumed Liabilities or (iv) Buyer and any of its Affiliates or any of their respective services, products or practices, or any of their respective Representatives, either orally or in writing, at any time from and after the Closing; provided, that the foregoing shall not prevent the Seller Parties from responding truthfully to incorrect public statements, making truthful statements when required by Law, Order, or the like, responding truthfully to any inquiry about, or enforcing his or her rights pursuant to, the Agreement or any Transaction Document to which such Seller Party is a party, or their underlying facts and circumstances by any regulatory or investigatory organization or from making any truthful statements in connection with addressing any Action.

(e)            Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.02 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)            Additional Acknowledgments. Each of the Seller Parties hereby agrees and acknowledges as follows:

(i)          Immediately prior to the Closing, each of the Seller Parties, and each of such Person’s Affiliates (including, in the case of Sellers, any former equityholders) have accrued substantial goodwill related to the Business, and Buyer would be substantially compromised should any of the Seller Parties or any of their respective Affiliates (including, in the case of Sellers, any former equityholders) be permitted to engage in any activity prohibited by Section 7.02(a) (Non-Competition), Section 7.02(b) (Non-Solicitation; No Hire), Section 7.02(c) (Non-Disclosure) or Section 7.02(d) (Non-Disparagement).

(ii)         At the Closing, each of the Seller Parties shall receive valuable consideration for their interest in the Business, including in respect of the goodwill related to the Business, and such Person therefore has material economic interests in the consummation of the Transactions.

(g)           Each of the Seller Parties agrees, on behalf of such Person and such Person’s Affiliates (including, in the case of Sellers, any former equityholders), that the non-competition, non-solicitation and no-hire, non-disclosure and non-disparagement covenants contained in this Section 7.02 are reasonable with respect to period, geographical area and scope and are each essential parts of the Transactions in order to protect Buyer’s legitimate interests in the Transactions, the Purchased Assets and the Business (including the goodwill related to the Business).

Section 7.03           Government Approvals and Consents. Each of the Seller Parties shall, as promptly as possible, (a) make, or cause or be made, all filings and submissions required under any Law applicable to such Person or any of such Person’s Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations pursuant hereto and thereto, (b) use reasonable best efforts to enable Buyer to obtain, or cause to be obtained, and assist and cooperate with Buyer in its efforts to obtain, to the extent not included in the Purchased Assets, all Permits and Governmental Orders that may be, or become necessary, for the operation by Buyer of the Business as currently conducted and as currently proposed to be conducted and the ownership of the Purchased Assets, and (c) use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules. In furtherance of the foregoing, (x) none of the Seller Parties shall willfully take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such required Permits or Governmental Orders and (y) each of the Seller Parties agrees that, in the event that any such Permit or Governmental Order cannot be obtained by Buyer, such Seller Party shall use its reasonable best efforts to provide Buyer with the rights and benefits thereof, and, if a Seller Party provides such rights and benefits, Buyer shall assume the related obligations and burdens thereunder (except to the extent that any such obligation or burden (i) arises out of or relates to a breach by any Seller Party or its Affiliates or (ii) constitutes an Excluded Liability).

Section 7.04           Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, the Seller Parties shall:

(a)            retain copies of the Books and Records (including personnel files) which relate to the Business and its operations, or to the Transferred Employees, for periods prior to the Closing; and

(b)          upon reasonable notice, afford Buyer and its Representatives reasonable access to such Books and Records (including the right to make photocopies) during normal business hours.

Section 7.05         Public Announcements. None of the Seller Parties shall make any public announcements or other disclosure in respect of this Agreement or the other Transaction Documents or the Transactions or otherwise communicate with any news media without the prior written consent of Buyer.

Section 7.06         Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, successor liability or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, it being understood that any Liabilities arising out of the failure of any of the Seller Parties to comply with the requirements and provisions of any bulk sales, bulk transfer, successor liability or similar Laws of any jurisdiction shall be treated as Excluded Liabilities for all purposes of this Agreement.

Section 7.07         Discharge of Excluded Liabilities. From and after the Closing, the Seller Parties shall timely pay, satisfy and discharge, or make adequate provisions for the timely payment, satisfaction or discharge of, the Excluded Liabilities.

Section 7.08         Receivables. From and after the Closing, if any of the Seller Parties or any of their respective Affiliates or Representatives receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, the Seller Parties shall, or shall cause any such other Person to, remit such funds to Buyer within five (5) Business Days after its receipt thereof.

Section 7.09         Reconciliation. From and after the Closing, Buyer may notify the Equityholder of any asset or property retained by any of the Seller Parties or any of their respective Affiliates following the Closing Date that Buyer believes should have been included in the Purchased Assets. If Buyer and the Equityholder determine in good faith that such asset or property was intended to be transferred to Buyer as a Purchased Asset, such asset or property shall be assigned by the applicable Person to Buyer (or any Person designated in writing by Buyer) without any additional consideration, and each of the Seller Parties agrees to use such Person’s best efforts during such period to deliver or cause to be delivered promptly any such asset or property to Buyer or such designee (including by executing and delivering any Contract to effectuate the transfer of such asset or property to Buyer or such designee).

Section 7.10         Tax Matters.

(a)          [Intentionally omitted].

(b)          [Intentionally omitted].

(c)          Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return and any Action with respect to Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to any such Tax Return or Action or any tax planning, the provision of any information necessary or reasonably requested to allow Buyer to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement, and shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)          Preparation of Tax Returns. All Tax Returns required to be filed by Sellers are the responsibility of Sellers. Sellers shall, at Sellers’ expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are filed or required to be filed after the Closing by or with respect to any Seller Party; provided that Sellers shall provide to Buyer for Buyer’s review and comment copies of all such Tax Returns at least ten (10) Business Days prior to filing and shall incorporate any reasonable comments from Buyer with respect thereto. Sellers shall timely pay all Taxes owed with respect to any Tax Return of the Sellers and all other Retained Taxes. No Seller nor any of its Affiliates is permitted to file any (i) amended Tax Return or (ii) Tax Return in a jurisdiction in which such a Tax Return has not previously been filed, in each case, with regard to the Business or the Purchased Assets for any Pre-Closing Tax Period without Buyer’s prior written consent.

(e)          Allocation of Tax Liability for Straddle Periods. For all purposes of this Agreement, and to the extent necessary to determine the Liability for or allocation of Taxes relating to the Purchased Assets or Business for any Straddle Tax Period, in the case of (i) property Taxes and other similar Taxes imposed on a periodic basis, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period and the remaining amount of such Taxes shall be attributable to the Post-Closing Tax Period and (ii) all other Taxes, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes (or Tax refunds) for such period shall be attributable to the Post-Closing Tax Period; provided that for purposes of clause (ii) immediately foregoing, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period.

(f)          Deferred Revenue. The Parties agree (i) that for U.S. federal and all applicable state and local income Tax purposes, any liability that is assumed by Buyer in connection with the Transactions and that is attributable to deferred revenue shall (A) not be treated as giving rise to taxable income of Buyer under James M. Pierce Corp., 326 F.2d 67 (8th Cir. 1964), or otherwise, and (B) be measured by reference to the cost of performance in respect of the deferred revenue, (ii) any income in respect of any deferred revenue, prepaid amounts, or accounts receivable received or in existence on or prior to the Closing Date shall be reflected on Sellers’ income Tax Returns for the taxable year that includes the Closing Date and Sellers shall pay all Taxes in respect thereof and (iii) not to take any position on any Tax Return that is inconsistent with the treatment described in this Section 7.10(f).

Section 7.11         Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, the “Transfer Taxes”) shall be borne one-half by Sellers, on one hand, and one-half by Buyer, on the other. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation.

Section 7.12         Voluntary Disclosures.

(a)          Buyer shall not enter into any voluntary disclosure agreement with respect to the Business for any Pre-Closing Tax Period without the prior written consent of the Equityholder (not to be unreasonably withheld, conditioned or delayed).

(b)          For the avoidance of doubt, Buyer shall, in its full discretion, be entitled to file Tax Returns for taxable periods beginning after the Closing Date in any jurisdiction in which Buyer is required to file as a result of Buyer’s operation of the Business or ownership of the Purchased Assets with such Taxes payable solely by Buyer to the extent such Taxes are not Retained Taxes, and any Tax position taken on any such Tax Return shall be at Buyer’s sole discretion.

Section 7.13         Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 7.14         Release by the Seller Parties.

(a)          Each of the Seller Parties, on behalf of such Person and such Person’s Affiliates (including, in the case of Sellers, any former equityholders) and Representatives acting on behalf of such Person and such Person’s Affiliates (each, a “Releasor”), hereby releases and forever discharges Buyer and each of its Affiliates, and any individual, joint or mutual, past, present and future Representatives, Subsidiaries, successors and assigns of any of the foregoing (each, a “Releasee”), from any and all Actions, Contracts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller Party or any other Releasor, or any of their respective heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Releasee arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing (all of the foregoing collectively referred to herein as the “Released Claims”); provided that nothing contained herein shall operate to release any obligations of Buyer under this Agreement or any of the other Transaction Documents. Each of the Seller Parties, on behalf of such Person and each other Releasor, hereby (i) represents that neither such Person nor any other Releasor has made any assignment or transfer of any Released Claim or other matter covered by this Section 7.14(a) and (ii) irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced any Action of any kind against any Releasee based upon any Released Claims.

(b)          Each of the Seller Parties, on behalf of such Person and each other Releasor, hereby acknowledges and agrees that the release set forth in this Section 7.14 shall be (i) effective as a bar to each and every one of the Released Claims hereinabove mentioned or implied and (ii) given full force and effect in accordance with each and every express term or provision, including those relating to any and all (A) Released Claims or (B) unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims). Each of the Seller Parties, on behalf of such Person and each other Releasor, hereby acknowledges and agrees that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, Buyer would not have agreed to the terms of this Agreement or the other Transaction Documents.

Section 7.15         [Intentionally omitted].

Section 7.16         Use of Business Names.

(a)          Each of the Seller Parties hereby agrees that, from and after the Closing, such Person shall not, and shall cause such Person’s Affiliates not to, adopt any corporate, limited liability company or other entity name containing any Business Name. Each of the Seller Parties further agrees that, from and after the Closing, it shall, and shall cause its Affiliates to, immediately and permanently (a) cease use of any of the Business Names or any related Intellectual Property as a Trademark or domain name, and in any other manner, including for business or marketing purposes and including use on any websites or social media, and (b) without limiting the generality of the foregoing, cease use of any packaging, labeling, containers, letterhead, business cards, supplies, marketing, promotional and advertising materials, technical data sheets and any similar materials bearing any of the Business Names or any related Intellectual Property, in each case, other than for transitional or consulting purposes authorized by prior written consent of Buyer. Effective from and after the Closing, each of the Seller Parties acknowledges and agrees that none of the Seller Parties shall have any rights whatsoever to any Business Names, and each of the Seller Parties hereby consents to the use by Buyer or any of its Affiliates or designees of all Business Names.

(b)          Immediately following the Closing, Sellers shall file with the Secretary of State of Georgia a certificate of amendment to the Governing Documents of each Seller Party and each of their Affiliates (each, a “Governing Document Amendment”), pursuant to which the name of such entity shall thereafter be amended to remove any Business Name from such entity’s Governing Documents, and Sellers shall make or cause to be made such other filings with any applicable Governmental Authority and shall take or cause to be taken such other actions as are necessary or desirable to effectuate the Governing Document Amendments and the name changes therein.

Section 7.17         [Intentionally omitted].

Section 7.18         Indemnification. From and after the Closing, Sellers shall not, and the Equityholder shall cause Sellers not to, amend, repeal or otherwise modify the indemnification provisions of any of their Governing Documents as in effect immediately prior to the Closing in any manner that would adversely affect the rights thereunder of Persons who, at or before the Closing, were Representatives of such Person.

Article VIII

INDEMNIFICATION

Section 8.01         Survival of Representations, Warranties, Covenants and Agreements. Subject to the limitations and other provisions of this Agreement, all of the representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect until May 17, 2025; provided that (a) the Fundamental Representations (other than the Tax Representations) shall survive the Closing and continue in full force and effect until May 17, 2030, and (b) the Tax Representations shall survive the Closing and continue in full force and effect until the date that is ninety (90) days following the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims for Losses pursuant to Section 8.02 or Section 8.03, as applicable, asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims for Losses pursuant to Section 8.02 or Section 8.03, as applicable, shall survive until finally resolved.

Section 8.02         Indemnification by the Seller Parties. Each of the Seller Parties shall, on a joint and several basis, indemnify, defend and hold harmless Buyer and each of its Affiliates, and each of the respective Representatives, successors and assigns of each of the foregoing Persons, and any Person claiming by or through any of them (each, a “Buyer Indemnified Party”), against and in respect of any and all Losses arising out of, resulting from or incurred in connection with: (a) any inaccuracy in or breach of any representation or warranty made by any of the Seller Parties in this Agreement, (b) any breach of, or failure to perform or observe, any covenant or agreement to be performed by any of the Seller Parties under this Agreement, or (c) any Excluded Liability. Notwithstanding anything herein to the contrary, for purposes of this Section 8.02 (except with respect to (x) uses of the defined terms (and the meaning thereof, as applicable) “Material Contract,” “Material Customers” or “Material Suppliers”, (y) Section 4.04 (Financial Statements) or (z) clause (c) of Section 4.06 (Absence of Certain Changes)), (i) any inaccuracy in or breach of any representation or warranty, or any breach of, or failure to observe, any covenant or agreement and (ii) the amount of Losses arising out of, resulting from or incurred in connection with any of the foregoing shall be determined without regard to any materiality, “Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representations or warranties.

Section 8.03         Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless each Seller Party and each of their Affiliates, and each of the respective Representatives, successors and assigns of each of the foregoing Persons, and any Person claiming by or through any of them (each, a “Seller Indemnified Party”), against and in respect of any and all Losses arising out of, resulting from or incurred in connection with: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement, (b) any breach of, or failure to perform or observe, any covenant or agreement to be performed by Buyer under this Agreement, (c) any Assumed Liability, or (d) any Liabilities or Third-Party Claims relating to the ownership of the Purchased Assets or the conduct of the Business following the Closing (other than to the extent that (i) such Liabilities or Third Party Claims are Excluded Liabilities or otherwise arise out of, result from or were incurred in connection with any Excluded Assets or (ii) Buyer or another Buyer Indemnified Party is otherwise entitled to be indemnified and held harmless in respect thereof pursuant to Section 8.02).

Section 8.04           Limitations on Indemnification.

(a)            Deductible.

(i)          None of the Seller Parties shall be required to indemnify any Buyer Indemnified Party pursuant to, and none of the foregoing shall have any liability under Section 8.02(a), until the aggregate amount of all Losses for which the Seller Parties would, but for this Section 8.04(a)(i), be liable under Section 8.02(a) exceeds, on a cumulative basis, an amount equal to $150,000 (the “Deductible”), in which event the Seller Parties shall only be liable to Buyer Indemnified Parties for Losses under Section 8.02(a) in excess of the Deductible; provided that this Section 8.04(a)(i) shall not apply to any Losses arising out of, resulting from, or incurred in connection with any inaccuracy or breach of any Fundamental Representation.

(ii)         Buyer shall not be required to indemnify any Seller Indemnified Party pursuant to, and shall not have any liability under, Section 8.03(a) until the aggregate amount of all Losses for which Buyer would, but for this Section 8.04(a)(ii), be liable under Section 8.03(a) exceeds, on a cumulative basis, an amount equal to Deductible, in which event Buyer shall only be liable to Seller Indemnified Parties for Losses under Section 8.03(a) in excess of the Deductible; provided that this Section 8.04(a)(ii) shall not apply to any Losses arising out of, resulting from, or incurred in connection with any inaccuracy or breach of any Buyer Fundamental Representations.

(b)           Caps.

(i)          Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate amount of Losses for which the Seller Parties may be liable pursuant to Section 8.02(a) shall not exceed the Indemnity Escrow Amount; provided that this Section 8.04(b)(i) shall not apply to any Losses arising out of, resulting from or incurred in connection with any inaccuracy in or breach of any Seller Fundamental Representation.

(ii)         Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate amount of Losses for which the Seller Parties may be liable pursuant to Section 8.02(a) (including in respect of Losses arising out of, resulting from or incurred in connection with any inaccuracy in or breach of any Seller Fundamental Representation) shall not exceed, without duplication, (A) the Purchase Price, minus (B) the R&W Cap, minus (C) the Escrow Amount, plus (D) the aggregate amount released to Sellers from the Escrow Account.

(iii)        Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate amount of Losses for which the Buyer may be liable pursuant to Section 8.03(a) (including in respect of Losses arising out of, resulting from or incurred in connection with any inaccuracy in or breach of any Buyer Fundamental Representation) shall not exceed the Purchase Price.

(c)            No Duplication. Any Losses for which any Indemnified Party is entitled to indemnification under this Article VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, or covenant.

(d)            Punitive Damages. No Losses shall be recoverable hereunder that constitute punitive damages except for any such Losses awarded or granted in connection with a Third-Party Claim.

(e)            Insurance Proceeds. For purposes of calculating the monetary amount of Losses for which any Indemnifying Party shall be liable hereunder, such monetary amount shall be decreased to the extent of any amounts actually recovered by an Indemnified Party under insurance policies other than the R&W Policy (net of any collection costs, increase in premiums attributable to such Losses, or any deductibles or co-pays incurred in connection therewith).

Section 8.05           Special Definitions. Any Person providing indemnification pursuant to the provisions of this Article VIII is hereinafter referred to as an “Indemnifying Party.” “Indemnified Party” means either a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

Section 8.06           Procedures for Third-Party Claims.

(a)            In the case of any claim for indemnification for Losses arising from a claim of a third party (each, a “Third-Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any such claim or demand for which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party can demonstrate that the Indemnifying Party is actually prejudiced thereby. Such notice by the Indemnified Party shall specify the amount of the Third-Party Claim (to the extent then reasonably determinable by the Indemnified Party), the basis of the Third-Party Claim in reasonable detail, and include copies of all material written evidence thereof.

(b)            The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that the Indemnifying Party shall not be entitled to assume the defense or control of a Third-Party Claim and shall pay the reasonable and actual fees and expenses of counsel retained by the Indemnified Party if (a) the Indemnifying Party does not acknowledge to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to all elements of such claim subject to the limitations on indemnification set forth in this Article VIII, (b) such Third-Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party or the Business, (c) such Third-Party Claim involves any criminal Action or Action by any Governmental Authority with regulatory authority over such Indemnified Party or its Affiliates, (d) such Third-Party Claim is by or on behalf of any material customer or supplier of any member of the Business, (e) counsel to the Indemnified Party has reasonably concluded that (i) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third-Party Claim or (ii) the Indemnified Party has one or more defenses not available to the Indemnifying Party, or (f) the Third-Party Claim would be reasonably expected to result in material Losses to the Indemnified Party in excess of any Indemnifying Party’s maximum indemnification obligations under this Agreement; provided, further, that without limiting the foregoing, in the event any Third-Party Claim is brought or asserted which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to this Article VIII, for any reason, the Indemnified Party may elect to participate in a joint defense of such Third-Party Claim for which the reasonable and actual fees and expenses of counsel of such joint defense will be paid by the Indemnifying Party and the retention of counsel shall be reasonably satisfactory to Seller and Buyer. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.06(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.06(c), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Seller Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c)          Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.06(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.06(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.07         Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party hereunder other than as a result of a Third-Party Claim (an “Inter-Party Claim”), the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such Inter-Party Claim (to the extent then reasonably determinable by the Indemnified Party) and the basis of such Inter-Party Claim in reasonable detail (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party can demonstrate that the Indemnifying Party is actually and materially prejudiced thereby). The Indemnifying Party shall notify the Indemnified Party within twenty (20) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII. If the Indemnifying Party does not so notify the Indemnified Party, the Inter-Party Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII. If the Indemnifying Party has timely disputed its liability with respect to such Inter-Party Claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If such dispute remains unresolved as of the fifteenth (15th) day after timely delivery by the Indemnifying Party of the notice that it disputes its liability with respect to such Inter-Party Claim, the Indemnified Party shall have the right to seek any and all available remedies under this Agreement in respect thereof.

Section 8.08         Recovery of Indemnifiable Losses.

(a)          Subject to the limitations and other provisions of this Article VIII, any indemnifiable Losses arising out of, resulting from or incurred in connection with claims made pursuant to Section 8.02(a) (other than Losses arising out of, resulting from or incurred in connection with any inaccuracy in or breach of any Seller Fundamental Representation) shall be recoverable by the Buyer Indemnified Parties, as the Buyer Indemnified Parties’ sole and exclusive source of recovery for amounts due under Section 8.02(a), in the following order: (i) first, from the Indemnity Escrow Account and (ii) second, to the extent the remaining funds in the Indemnity Escrow Account are insufficient to satisfy such indemnifiable Losses, under the R&W Policy.

(b)          Subject to the limitations and other provisions of this Article VIII, any indemnifiable Losses arising out of, resulting from or incurred in connection with claims made pursuant to Section 8.02 (other than those subject to Section 8.08(a)), Section 8.02(b), and Section 8.02(c) shall be recoverable by the Buyer Indemnified Parties, as the Buyer Indemnified Parties’ sole and exclusive source of recovery for amounts due under such section, in the following order: (i) first, from the Indemnity Escrow Account, (ii) second, to the extent the remaining funds in the Indemnity Escrow Account are insufficient to satisfy such indemnifiable Losses, under the R&W Policy (to the extent coverage is available), and (iii) third, to the extent the full amount of such indemnifiable Losses is not fully covered by clauses (i) and (ii) immediately foregoing (including where coverage is unavailable under the R&W Policy), directly from the Seller Parties (including, at the sole discretion of Buyer, by offsetting any amount that may be owed by any of the Buyer Indemnified Parties to any of the Seller Parties pursuant to this Agreement or otherwise). In furtherance of the foregoing, Buyer shall, to the extent any such Loss is reasonably likely to be recoverable under the R&W Policy, use commercially reasonable efforts to recover under the R&W Policy prior to seeking indemnification from the Seller Parties in accordance with the foregoing clause (iii).

(c)          Promptly, and in any event within five (5) Business Days, following the final determination of the amount of any Losses payable to a Seller Indemnified Party pursuant to this Article VIII (which shall be subject in all cases to Section 8.04(b)(ii) and Section 8.04(c)), Buyer shall pay Sellers (for distribution to the applicable Seller Indemnified Party) the amount of such Losses (with no duplication of payment to such Seller Indemnified Parties, if applicable)

Section 8.09         [Intentionally omitted].

Section 8.10         Right to Offset. Notwithstanding anything in this Agreement to the contrary, and without limiting Section 8.08, prior to Buyer making any payment of any amounts due pursuant to this Article VIII to any Seller Indemnified Party, Buyer may offset against such payment any amounts owed (or validly claimed to be owed in accordance with the terms hereof) to any Buyer Indemnified Party by any of the Seller Parties or any of their respective Affiliates pursuant to this Agreement or otherwise; provided that (i) thirty (30) days prior notice of such offset has been provided to the Seller Party and (ii) there is a final determination with respect to any claim giving right to such offset amounts. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit any Party in any manner in the enforcement of any other remedies that may be available to it. For purposes of the foregoing, the term “final determination” shall mean either (i) mutual agreement of the Parties and (ii) a final, binding, non-appealable arbitration award.

Section 8.11         Treatment of Indemnity Payments. Any payments (including by offset) made pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

Section 8.12         [Intentionally omitted].

Section 8.13         No Circular Recovery. No Seller Indemnified Party shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Seller Party or any of its Affiliates following the Closing in connection with any indemnification Liability to which any Seller Indemnified Party may become subject under or in connection with this Agreement, the other Transaction Documents or the Transactions. Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, for the avoidance of doubt, no Seller Party shall be deemed an Affiliate of Buyer or any its Affiliates following the Closing pursuant to this Agreement or any of the other Transaction Documents, including with respect to the provisions of Section 7.10 and this Article VIII.

Section 8.14         Mitigation. Upon becoming aware of any Losses relating to, resulting from or arising out of a breach of this Agreement, the Seller Parties or Buyer, as applicable, shall take commercially reasonable steps to mitigate any such Losses.

Section 8.15         Exclusive Remedies. Subject to Section 9.03, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than Fraud claims) for indemnification for Losses for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 9.03, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein that it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Notwithstanding the forgoing, nothing in this Section 8.15 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.03 or to seek any remedy on account of any Fraud.

Article IX

MISCELLANEOUS

Section 9.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02         No Third-Party Beneficiaries. Except as provided in Section 7.14 and Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that, notwithstanding the foregoing, Buyer’s Affiliates shall be express third-party beneficiaries of this Agreement for all purposes.

Section 9.03         Other Remedies. Notwithstanding anything herein to the contrary, each Seller Party hereby agrees that, in the event that any of them breaches, or threatens to breach, any provisions of this Agreement, including Section 7.02, such breach or threatened breach may (and, in the case of Section 7.02, shall) cause irreparable injury to Buyer and money damages would not provide an adequate remedy to Buyer. In such event, Buyer shall have the right, in addition to all other rights and remedies it may have, to a temporary restraining order, an injunction, specific performance or any other equitable relief (including rights of rescission) that may be available from a court of competent jurisdiction (in each case, without the requirement to post bond or other security) at any time to enforce or prevent any breach or threatened breach by any Seller Party of this Agreement, including with respect to Section 7.02. Buyer’s rights and remedies under this Agreement, including this Section 9.03, shall be cumulative and non-exclusive, may be exercised singularly or concurrently and shall be enforceable specifically (without posting a bond or other security).

Section 9.04         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. The Parties agree that the Letter of Intent and the Confidentiality Agreement shall be deemed terminated upon the Closing, and no provisions related thereto shall survive. In the event of any inconsistency between the statements in the body of this Agreement, on the one hand, and those in the other Transaction Documents, the Exhibits or the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), on the other hand, the statements in the body of this Agreement will control.

Section 9.05         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Person’s rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any of its financing sources as collateral security or in connection with a bona fide sale to a third party of all or substantially all of its assets or the assets comprising one of its business lines (including the Business) and (b) designate one or more of its Affiliates to perform its respective obligations hereunder, in each case, without the consent or approval of any other Person. Any purported assignment made in violation of this Agreement shall be null and void, and no such purported assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.06         Counterparts. This Agreement and the other Transaction Documents may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 9.07         Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.08         Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally, (b) transmitted by electronic mail, (c) mailed by prepaid first class certified mail, return receipt requested or (d) mailed by overnight courier prepaid, to the Parties at the following addresses and email addresses, as applicable:

If to Buyer:

Janus International Group, Inc.

135 Janus International Blvd.

Temple, GA 30179

Attention:	General Counsel
E-mail:	elliot.kahler@janusintl.com

with copies (which shall not constitute notice) to:

Massumi + Consoli LLP

3811 Turtle Creek Blvd., Suite 1830

Dallas, TX 75230

Attention:	Anthony Consoli, P.C.
E-mail:	aconsoli@mcllp.com
Attention:	Nathan D. Sawyer
E-mail:	nsawyer@mcllp.com

If to the Equityholder or any Seller Party:

David Scot Smith

[***]

[***]

Attention:	David Scot Smith
E-mail:	[***]

with copies (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street, Suite 1700

Atlanta, Georgia 30363

Attention:	William J. Ching
Email:	billy.ching@nelsonmullins.com
Attention:	Branden Baltich
Email:	branden.baltich@nelsonmullins.com

All such notices, requests and other communications will if delivered (a) personally to the address as provided in this Section 9.08 or by email transmission to the email address set forth in this Section 9.08, be deemed given on the day so delivered, or, if delivered after normal business hours of the recipient or on a day other than a Business Day, then on the following Business Day, (b) by certified mail in the manner described above to the address as provided in this Section 9.08, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon receipt and (c) if mailed by overnight courier to the address set forth in this Section 9.08, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon receipt, in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.08. Any Party may, from time to time, change such Party’s address, email address or other information for the purpose of notices to such Party by giving notice specifying such change to each of the other Parties in the manner provided for in this Section 9.08.

Section 9.09         Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Equityholder. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving (provided that the Equityholder may sign waivers on behalf of any Seller Party). No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10         Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first-referenced representation, warranty, covenant or agreement.

Section 9.11         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”, (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (c) words of any gender include each other gender, (d) words using the singular or plural number also include the plural or singular number, respectively, and (e) the use of the words “or”, “any” and “either” shall not be exclusive. Unless the context otherwise requires, references herein to: (i) Articles, Sections and Exhibits mean the Articles and Sections of, and the Exhibits attached to, this Agreement, (ii) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) a Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Any document or item shall be deemed “made available”, “delivered to” or “provided to” within the meaning of this Agreement if such document or item is provided in the virtual data room hosted on www.Box.com prior to 5:00 p.m., Eastern Time, three (3) Business Days immediately prior to the Closing Date (and not removed therefrom). This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.12         Governing Law. This Agreement and all claims or causes of action (whether in Contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.13         Submission to Jurisdiction; Choice of Forum. With respect to actions under Section 9.03 only, each of the Parties to this Agreement hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware and waives, and agrees not to assert, any defense in any Action for such interpretation or enforcement that such Party is not subject to such jurisdiction or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the Action is brought in an inconvenient forum, or that the venue of the Action is improper. Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address set forth in Section 9.08.

Section 9.14         Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 9.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT, EXCEPT AS PROVIDED IN SECTION 9.03, ANY ACTION WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS SHALL INSTEAD BE TRIED IN AN ARBITRATION PROCEEDING PURSUANT TO Section 9.15.

Section 9.15         Arbitration.

(a)          Except as provided in Section 2.06(c), Section 9.03 and Section 9.13, each Party agrees that arbitration administered by the JAMS, Inc. in accordance with its Comprehensive Arbitration Rules and Procedures (the “Arbitration Rules”) shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the Parties under this Agreement, whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

(b)          The Parties agree that (i) one (1) arbitrator shall be appointed pursuant to the Arbitration Rules to conduct any such arbitration, (ii) such arbitrator shall have at least fifteen (15) years of experience with respect to purchase agreements and other complex commercial contracts under Delaware law, (iii) all meetings of the Parties and all hearings with respect to any such arbitration shall take place in Atlanta, Georgia and (iv) each Party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the Parties.

(c)          In the event that any Party or any of such Party’s Affiliates or Representatives is requested or required (by oral question or request for information or documents in any Action) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other Parties promptly of the request or requirement so that any such other Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 9.15. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Affiliates or Representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of such other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as such other party shall designate. Notwithstanding anything in this Section 9.15 to the contrary, the Parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the Disclosing Party’s acts or omissions or the acts or omissions of such Party’s Affiliates or Representatives. The Parties agree that, subject to the right of any Party to confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 9.15, the decision, judgment, ruling, finding, award or other determination of any arbitration under the Arbitration Rules shall be final, conclusive and binding on all of the Parties; provided that nothing in this Section 9.15 shall prohibit any Party from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

Section 9.16         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.02(e) upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.17         Disclosure Schedules. The information set forth in each section or subsection of the Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of any of the Seller Parties set forth in the corresponding section or subsection of this Agreement and any other section or subsection of Article IV or Article V, but only to the extent that it is readily apparent on the face of the disclosure without any independent knowledge of the reader that it applies to such other section or subsection, as applicable. All section headings in the Disclosure Schedules correspond to the sections or subsections of this Agreement, but information provided in any section or subsection of the Disclosure Schedules shall constitute disclosure for purposes of each other section or subsection of this Agreement where such information is readily apparent on the face of the disclosure without any independent knowledge of the reader that it applies to such other section or subsection, as applicable. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Seller that, in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party. The Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representation or warranties in the Agreement.

Section 9.18         Privileged Communications. The Parties acknowledge and agree that all communications prior to Closing between the Seller Parties, on the one hand, and Nelson Mullins Riley & Scarborough LLP (the “Seller Parties’ Law Firm”), on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and all written and electronic files, and written and electronic correspondence related hereto or thereto (the “Privileged Communications”), shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Parties, as applicable, and shall constitute Excluded Assets and shall not pass to or be claimed by Buyer. Accordingly, Buyer shall not have access to any Privileged Communications or to the files of Seller Parties’ Law Firm relating to such engagement from and after Closing.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

TERMINAL DOOR, LLC

By:	/s/ Ray Pierce Jackson, Jr.
Name:	Ray Pierce Jackson, Jr.
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

SELLERS:

SMITH T.M.C., INC.

By:	/s/ David Scot Smith
Name: David Scot Smith
Title: President

J.O.S. REALTY, INC.

By:	/s/ David Scot Smith
Name: David Scot Smith
Title: President

JERRY O. SMITH COMPANY, LLC

By:	/s/ David Scot Smith
Name: David Scot Smith
Title: Managing Member

EQUITYHOLDER:

/s/ David Scot Smith
David Scot Smith

Signature Page to Asset Purchase Agreement